UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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KULICKE AND SOFFA INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6 Serangoon North, Avenue 5, #03-16, Singapore 554910

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 14, 2012

THE ANNUAL MEETING OF SHAREHOLDERS OF KULICKE AND SOFFA INDUSTRIES, INC. (the “Company”) will be held on Tuesday, February 14, 2012, at 4:30 p.m. (Singapore Time) at the Company’s headquarters at 6 Serangoon North, Avenue 5, #03-16, Singapore 554910, for the following purposes:

1.	To elect Mr. Brian Bachman as a director to serve until the 2016 Annual Meeting;
2.	To ratify the appointment of PricewaterhouseCoopers LLP, based in Singapore, as its independent registered public accounting firm for the fiscal year ending September 29, 2012;
3.	To hold an advisory vote on the overall compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and the accompanying tabular and narrative disclosure as included herein; and
4.	To transact such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on December 19, 2011 as the record date for the determination of holders of common shares entitled to notice of and to vote at the annual meeting.

All shareholders are cordially invited to attend the annual meeting, but whether or not you expect to attend the annual meeting in person, the Company encourages you to vote promptly. You may vote your shares using a toll-free telephone number, over the Internet, or, if you request a paper copy of the proxy card, by signing and dating it and returning it promptly. If you attend the annual meeting, you may (but do not have to) revoke your proxy and vote in person.

By Order of the Board of Directors

SUSAN WATERS
Secretary

January 5, 2012

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on February 14, 2012

Our Notice of Annual Meeting, Proxy Statement for the 2012 Annual Meeting and Annual Report to Shareholders are enclosed and are also available at www.kns.com/pages/AnnualReports.aspx.

6 Serangoon North, Avenue 5, #03-16, Singapore 554910

PROXY STATEMENT

January 5, 2012

The enclosed proxy is solicited by the board of directors of Kulicke and Soffa Industries, Inc. (the “Company”). As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making its proxy statement and its 2011 Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K) available electronically via the Internet. On January 5, 2012, the Company mailed to its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and the Company’s annual report and how to vote online. Shareholders who received the Notice will not receive a printed copy of the proxy materials in the mail unless they so request. If you would like to receive a printed copy of the Company’s proxy materials, please follow the instructions included in the Notice.

Voting and Revocability of Proxies

The Company’s board of directors has fixed the close of business on December 19, 2011 as the record date for determining the shareholders entitled to vote at the Company’s 2012 annual meeting of shareholders. As of the record date, there were 73,662,052 of the Company’s common shares outstanding. Each common share is entitled to one vote on all matters presented at the meeting.

When voting is properly authorized over the Internet or by telephone, or proxies are properly dated, executed and returned, the common shares so represented will be voted at the annual meeting in accordance with the instructions of the shareholder. If no specific instructions are given on a proxy executed by a shareholder of record, the common shares will be voted “FOR” the: (1) election of Mr. Brian Bachman as a director; (2) ratification of the appointment of PricewaterhouseCoopers LLP, based in Singapore (“PwC Singapore”), as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2012; and (3) approval, on a non-binding basis, of the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis together with the accompanying tabular and narrative disclosure as included in this proxy statement. A shareholder may revoke a proxy at any time before its use by (a) delivering a later executed proxy or written notice of revocation to the Secretary of the Company, (b) attending the annual meeting and giving notice of such revocation or (c) granting a subsequent proxy by Internet or telephone. Attendance at the annual meeting does not by itself constitute revocation of a proxy.

The presence of a majority of the common shares entitled to vote at the annual meeting, represented in person or by proxy, constitutes a quorum. If a quorum is present, (1) the nominee for director receiving the highest number of votes cast at the annual meeting will be elected and (2) the affirmative vote of a majority of the total votes cast by all shareholders entitled to vote at the annual meeting will be required to ratify the appointment of PwC Singapore. The advisory vote to approve the compensation of the Company’s named executive officers is not binding on the Company. However, the Company will consider the results of this advisory vote in making future decisions on the Company’s compensation policies and the compensation of the Company’s executives.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker non-vote” occurs.

Under the rules governing brokers, the election of directors is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, under Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the advisory vote on executive compensation is also considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. The ratification of our auditors is considered a routine matter.

Abstentions, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote on any matter. Consequently, abstentions and broker non-votes have no effect on the outcome of the vote for the election of a director, because only the number of votes cast for each nominee is relevant, or on the ratification of the Company’s independent registered public accounting firm. Additionally, abstentions and broker non-votes have no effect on the outcome of the advisory vote on executive compensation because only the number of votes cast for or against are relevant and in any event, this vote is non-binding. Any proxies submitted without voting instructions for Items 2 or 3 will be voted “FOR” ratification of the appointment of PwC Singapore as the Company’s independent registered public accounting firm and “FOR” approval of the overall compensation of the Company’s named executive officers, respectively.

How You Can Vote

Shareholders of record may vote by any of the following methods:

•	Voting by internet. The website for internet voting is on the Notice, and voting is available 24 hours a day.
•	Voting by telephone. The toll-free telephone number for voting is on the proxy card, and voting is available 24 hours a day.
•	Voting by mail. If you choose to receive a printed copy of the proxy materials, you may vote by mail by marking the proxy card enclosed with the proxy statement, dating and signing it, and returning it in the postage-paid envelope provided.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

ITEM 1 — ELECTION OF DIRECTORS

The board of directors has nominated Mr. Brian Bachman for re-election at the annual meeting to serve until the 2016 annual meeting and until his successor has been duly elected and qualified. Shareholders normally have the right to cumulate votes in the election of directors (i.e. each shareholder may multiply the number of votes the shareholder is entitled to cast by the total number of directors to be elected and may cast the whole number of votes for one candidate or distribute them among some or all candidates). This year, because only one director is nominated for re-election, cumulative voting will have no impact on the election of directors. If Mr. Bachman is unable to serve as director at the time of the election, the persons named as proxies in the proxy may vote the proxies for any other individual as they may choose, unless the board of directors determines that no director should be elected at the annual meeting.

The following table provides information concerning Mr. Bachman, as well as the other directors of the Company, the executive officers of the Company named in the table below (referred to in the table below as the “Named Executive Officers”), and the executive officers and directors of the Company as a group. In addition to the information presented below regarding each director and director nominee’s specific experience, qualifications, attributes and skills that led the Company to conclude that he should serve as a director, the Company also believes that all of its directors, including Mr. Bachman, have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Nominating and Governance Committee in recommending qualified director candidates is described below under the heading “Nominating and Governance Committee” on page 45. Unless otherwise specified, the directors have held the positions indicated (including directorships) for at least five years. To the knowledge of the Company, each of the persons listed below has sole voting and investment power with respect to their beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, or the “Exchange Act”) of the Company’s common shares identified in the table below, unless otherwise indicated. Unless otherwise indicated, each person below has an address of c/o 6 Serangoon North, Avenue 5, #03-16, Singapore 554910.

In September 2011, C. William Zadel passed away unexpectedly. Mr. Zadel had served as a director of the Company since 1989 and was Chairman of the Company’s Nominating and Governance Committee and a member of the Management Development & Compensation Committee. Mr. Zadel’s contributions to the Company and his energy, wisdom and leadership will be missed.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 19, 2011
			Number(1)		Percent
Director Nominated for Re-Election
Brian R. Bachman (66)	2003	2012	73,797	(2)	*
Mr. Bachman is a private investor and has served as the Managing Partner of River Farm LLC, which provides advisory services and is an agricultural business, since 2004. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Trident Microsystems Inc. He formerly served as a director of Ultra Clean Technologies from 2004 to 2009 and Keithley Instruments, Inc. from 1996 to 2010.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 19, 2011
			Number(1)	Percent
Director Qualifications:
In determining that Mr. Bachman should be re-elected to serve as a director of the Company, the board of directors considered Mr. Bachman’s executive leadership experience at semiconductor, semiconductor equipment and other high technology businesses, culminating with his role as Chief Executive Officer and Vice Chairman of Axcelis Technologies. The board of directors also considered Mr. Bachman’s 16 years of service as a director at publicly-listed small and mid-cap technology companies. Finally, the board of directors considered his continuing education in corporate governance with the Harvard Improving Corporate Governance Program in 2008 and Compensation Committee Program in 2010.

Continuing Directors
Bruno Guilmart (51)	2010	2015	524,814	*
Mr. Guilmart has served as the Company’s President and Chief Executive Officer since October 1, 2010. From June 2008 until he joined the Company, Mr. Guilmart served as President, Chief Executive Officer and director of Lattice Semiconductor Corporation, a developer of programmable logic devices and related software. From August 2007 until June 2008, Mr. Guilmart served as President, Chief Executive Officer and director of Unisem (M) Berhad Group, a provider of semiconductor assembly and test services. From September 2003 to August 2007, Mr. Guilmart served as President, Chief Executive Officer and director of Advanced Interconnect Technologies, Inc., a TPG-Newbridge Company, provider of semiconductor assembly and test services, which was acquired by Unisem (M) Berhad Group in August 2007. Before joining

Advanced Interconnect Technologies, Inc., Mr. Guilmart was Senior Vice President of Worldwide Sales for Chartered Semiconductor Manufacturing, Ltd. Mr. Guilmart also has held senior management and business development positions at Cadence Design Systems, Temic Semiconductors and Hewlett-Packard Company. Mr. Guilmart also served as a director of Chartered Silicon Partners, a subsidiary of Chartered Semiconductor Manufacturing, Ltd., a major wafer foundry, from 2001 to 2003.

Name, Age and Occupation	Director/ Officer Since		Present Term Expires	Common Shares Beneficially Owned On December 19, 2011
				Number(1)	Percent
Director Qualifications:
In determining that Mr. Guilmart should serve as a director of the Company, the board of directors considered his achievement as an executive officer of several corporations operating in the semiconductor industry and the breadth of knowledge of the industry gained by those experiences. Mr. Guilmart also provides the perspective of a chief executive officer of three semiconductor industry companies, including the Company.

Chin Hu Lim (53)	2011	(3)	2013	3,181	*
Mr. Lim has served as the Managing Partner of Stream Global Venture Catalyst Pte Ltd., a venture fund providing seed funding for startups in the social and interactive digital media space, since 2011. Mr. Lim was Chief Executive Officer of BT Frontline Pte Ltd., a subsidiary of British Telecommunications Plc that provides information technology services, from 2008 until his retirement in 2010. Thereafter, Mr. Lim served as advisor and board member of BT Frontline Pte Ltd. from 2010 to 2011. He previously served as Chief Executive Officer and as a director of Frontline Pte Ltd., a Singapore exchange listed company that provided IT services throughout Asia, from 2000 until 2008. Before that time, Mr. Lim held various sales, marketing and management positions with Sun Microsystems and Hewlett-Packard. Mr. Lim also serves as a director of Changi General Hospital Pte. Ltd., G-Able (Thailand) Ltd, an IT services company in Thailand, and Si2i Limited, a Singapore exchange listed company. He previously served as a director of the Infocomm Development Authority of Singapore and as a council member of the Singapore Infocomm Technology Federation, IT Standards Committee and National Infocomm Manpower Council of Singapore.

Director Qualifications:
In determining that Mr. Lim should serve as a director of the Company, the board of directors considered Mr. Lim’s experience as Chief Executive Officer of BT Frontline Pte Ltd. and also of Frontline Pte Ltd. and his 28 years of experience in information technology in the Asia Pacific region.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 19, 2011
			Number(1)	Percent
John A. O’Steen (67)	1988	2014	162,388	*
Mr. O’Steen served as Executive Vice President, Business Development of Cornerstone Brands, Inc., a consumer catalog company from March 2003 until his retirement in May 2004. From 1998 to 2003, Mr. O’Steen served as Executive Vice President of Cornerstone Brands, Inc. From 1991 to 1998, Mr. O’Steen served as Chairman and Chief Executive Officer of Cinmar, L.P., a mail order catalog company that was acquired by the predecessor of Cornerstone Brands, Inc. in September 1995. Before that time, Mr. O’Steen served as President, Chief Executive Officer and a director of Cincinnati Microwave, Inc., a manufacturer of electronic products. Mr. O’Steen also serves as a director of Riggs Heinrich Media, Inc.

Director Qualifications:
In determining that Mr. O’Steen should serve as a director of the Company, the board of directors considered his experience as President and Chief Executive Officer of Cincinnati Microwave, Inc. and as Chairman and Chief Executive of Cinmar, L.P., as well in senior leadership roles at numerous other companies.

Garrett E. Pierce (67)	2005	2013	99,216	*
Mr. Pierce has served as Vice Chairman and Chief Financial Officer of Orbital Sciences Corporation, a developer and manufacturer of small rockets and space systems, since April 2002 and as a member of its board of directors since August 2000. Between August 2000 and April 2002, he was Executive Vice President and Chief Financial Officer of Orbital Sciences Corporation. From 1996 until August 2000, Mr. Pierce was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a producer of electronic surveillance systems, and in July 1998 was also named its Chief Administrative Officer. Before that, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc. He has also served as Chief Financial Officer, President and Chief Executive Officer of Materials Research Corporation which was acquired by Sony Corporation in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 19, 2011
			Number(1)	Percent
Director Qualifications:
In determining that Mr. Pierce should serve as a director of the Company, the board of directors considered his approximately 27 years experience as a chief financial officer of publicly-traded, technology-based businesses. Mr. Pierce also has approximately 15 years experience in the semiconductor equipment industry, as both a chief financial officer and a chief executive officer. The board of directors also considered that Mr. Pierce is currently the chief financial officer of a publicly-traded technology company and is a certified public accountant.

MacDonell Roehm, Jr. (72)	1984	2014	146,388	*
Mr. Roehm has served as Chairman of the Company’s board of directors since May 2010. Mr. Roehm is Chairman and Chief Executive Officer of Crooked Creek Capital LLC, a provider of strategic, operational and financial restructuring services, a position he has held since 1998. In addition, Mr. Roehm is a director of Next Capital International, an Australian private equity fund, a position he has held since 2009. From September 2002 to April 2003, Mr. Roehm also served as Chief Executive Officer of CH4 Gas Limited, a natural resources company. From 2000 to 2001, Mr. Roehm served as Chairman and Chief Executive Officer of Mackenzie-Childs Ltd., a manufacturer and retailer of furniture and home accessories. From 1999 to 2007, Mr. Roehm also served as Chairman of Australian Ventures LLC, a private equity fund. From 1994 until 1998, Mr. Roehm served as Chairman, President and Chief Executive Officer of Bill’s Dollar Stores, Inc., a chain of retail convenience stores. Before that time, he served as Managing Director of AEA Investors, Inc., a private investment firm.

Director Qualifications:
In determining that Mr. Roehm should serve as a director of the Company, the board of directors considered his experience of serving as chief executive officer of companies in a variety of industries and the skills, knowledge and perspective gained from executive and director roles at private equity and investment firms.

Barry Waite (63)	2003	2015	53,361	*
Mr. Waite served as President and Chief Executive Officer of Chartered Semiconductor Manufacturing, Ltd, a major wafer foundry, from May 1998 until his retirement in May 2002. From 1982 to 1998, Mr. Waite held positions of increasing responsibility with Motorola Corporation,

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 19, 2011
			Number(1)	Percent
Semiconductor Products Sector, including Senior Vice President and General Manager, Europe, Middle East and Africa (from 1997 to 1998) and Senior Vice President and General Manager Microprocessor and Memory Technology Group (from 1993 to 1997). Mr. Waite also serves as a director of Innovative Micro Technology and GlobalFoundries and as a senior advisor to Investor Growth Capital, an investment fund, and to Advanced Technology Investment Company, which is wholly-owned by the Abu Dhabi government for the purpose of investing in the advanced technology sector. Mr. Waite also previously served as a director of ZETEX PLC, a manufacturer of analog semiconductor products, from June 2003 to June 2008.

Director Qualifications:
In determining that Mr. Waite should serve as a director of the Company, the board of directors considered Mr. Waite’s record of achievement during his 40 years of experience in the semiconductor industry at all levels of management, culminating with his tenure as President and Chief Executive Officer at Chartered Semiconductor Manufacturing, Ltd.

Named Executive Officers
Jonathan H. Chou (47)	2010	—	47,850	*
Senior Vice President, Chief Financial Officer and Principal Accounting Officer
Mr. Chou was appointed Senior Vice President and Chief Financial Officer effective December 13, 2010 and was appointed Principal Accounting Officer effective December 22, 2010. From April 2008 until his resignation to join the Company, Mr. Chou served as Chief Financial Officer of Feihe International, Inc. (f/k/a American Dairy, Inc.), a producer and distributor of premium infant formula, milk powder, soybean, rice cereal and walnut products in China. From February 2006 to June 2007, Mr. Chou served as the Asia Pacific Corporate Chief Financial Officer and Vice President of Mergers & Acquisitions for Honeywell International, a diversified technology company. From September 2003 to January 2006, Mr. Chou served as the Asia Regional Chief Financial Officer of Tyco Fire & Security (ADT), a division of Tyco International. From May 2000 to September 2003, Mr. Chou held several senior finance positions at Lucent Technologies including Asia Pacific Chief Financial Officer. Mr. Chou has also served as a director of Microport Scientific Corporation, a medical product company, since September 2010. Mr. Chou

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 19, 2011
			Number(1)		Percent
received a bachelor’s degree from the State University of New York at Buffalo and a Master of Business Administration degree from Fuqua School of Business at Duke University.
Charles J. Salmons (56)	2008	—	74,764		*
Senior Vice President, Engineering
Mr. Salmons has served as Senior Vice President, Engineering since March 2008. He previously served as Senior Vice President, Acquisition Integration from September 2006 to March 2008, Senior Vice President, Wafer Test from November 2004 to September 2006, Senior Vice President, Product Development from September 2002 to November 2004, Senior Vice President Operations from 1999 to 2004, General Manager, Ball Bonder operations from 1998 to 1999, and Vice President of Operations from 1994 to 1998. Mr. Salmons holds a Bachelor of Arts degree in Economics from Temple University and a Masters in Business Administration degree from LaSalle University.

Tek Chee (“T.C.”) Mak (57)	2006	—	143,002	(4)	*
Vice President, Global Sales
Mr. Mak has served as Vice President, Global Sales, since September 2006. He previously served as Vice President of Sales for the Equipment and Expendable Tools businesses from November 2004 to September 2006 and as Vice President of Asia Sales from February 2001 to November 2004. Mr. Mak was educated in Hong Kong and holds a Higher Diploma in Electronic Engineering from Hong Kong Polytechnic University.

Alan B. Schindler (52)	2011	—	89,399		*
Senior Vice President, Global Operations
Mr. Schindler was appointed Senior Vice President, Global Operations effective April 1, 2011. He previously served as Vice President, Integrated Supply Chain and Operations from 2009 to 2011 and Vice President, Global Supply Chain from 2002 to 2009. Prior to joining the Company, Mr. Schindler spent eight years working in multiple manufacturing locations for Unis Corporation. Mr. Schindler earned his Bachelor of Science in Economics from Villanova University and his Master of Science from the University of Pennsylvania. He is also a graduate of Stanford executive institutes program on managing technology companies.

Name, Age and Occupation	Director/ Officer Since	Present Term Expires	Common Shares Beneficially Owned On December 19, 2011
			Number(1)		Percent
Michael J. Morris**	2009	—	—		*
Former Vice President and Chief Financial Officer
Christian Rheault**	2010	—	—		*
Former Senior Vice President, Business Operations
Shay Torton**	2009	—	414		*
Former Senior Vice President, Worldwide Operations
All directors, nominees and current executive officers as a group (14 persons)			1,442,177	(5)	2.0%

*	Less than 1.0%
**	As a consequence of the relocation of the Company’s headquarters to Singapore, Messrs. Morris, Rheault and Torton left the Company on January 21, 2011, August 1, 2011 and June 30, 2011, respectively.
(1)	Ownership includes or consists of shares subject to outstanding options that are currently exercisable or exercisable within 60 days after December 19, 2011 in the following amounts: Mr. Bachman (30,000); Mr. Guilmart (0); Mr. Lim (0); Mr. O’Steen (50,000); Mr. Pierce (20,000); Mr. Roehm (50,000); Mr. Waite (20,000); Mr. Salmons (41,000); Mr. Mak (36,500); Mr. Schindler (16,000); Mr. Morris (0); Mr. Rheault (0) and Mr. Torton (0).
(2)	Includes 42,797 shares held indirectly by Mr. Bachman.
(3)	Mr. Lim was elected by the board of directors in December 2011 to fill the vacancy in the class of 2013.
(4)	Includes 6,922 shares held indirectly by Mr. Mak.
(5)	Includes 263,500 shares subject to options that are currently exercisable or exercisable within 60 days after December 19, 2011.

Other Executive Officers

Matthew Vorona (52)

Vice President, Wedge Bonder Business Unit

Mr. Vorona joined the Company upon the acquisition of Orthodyne Electronics. Mr. Vorona previously served as Director of Sales & Marketing from October 2009 to October 2010 and as Global Sales Director from September 2008 to October 2009. Before that, Mr. Vorona had served as Director of International Sales for Orthodyne Electronics since 2001. Mr. Vorona earned his Bachelors of Arts from the University of Virginia and his Masters in International Affairs from Columbia University.

Lester Wong (45)

Senior Vice President, Legal Affairs and General Counsel

Mr. Wong joined the Company in September 2011 as Senior Vice President, Legal Affairs and General Counsel. Prior to joining the Company, Mr. Wong was General Counsel at GigaMedia Limited, a major provider of online entertainment software, from May 2008 to August 2011. He previously served as Senior Legal Counsel at CDC Corporation, a software and media company, from June 2003 to November 2007, and as an executive with Cowen Latitude Asia, the wholly-owned Asia subsidiary of Cowen Group, a diversified financial services company, from April 2001 to June 2003. Mr. Wong obtained a Bachelors Degree from the University of Western Ontario and a Bachelor of Law Degree from the University of British Columbia in Canada. He was admitted to the Law Society of Upper Canada (Ontario) in 1993, Law Society of British Columbia in 1993 and Law Society of Hong Kong in 1997.

Nelson Wong (51)

Vice President, Ball and Die Bonder Business Unit Management

Mr. Wong has served as Vice President, Business Unit Management since 2006 and is responsible for leading the Ball Bonder, Die Bonder, Tools, Blades and Support Services Business Units. He previously served as Director of Marketing — Ball Bonder from 2000 to 2006 and Application Manager from 1997 to 2006. Mr. Wong holds a Masters of Business Administration and a degree in Physics from the National University of Singapore.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF
MR. BRIAN BACHMAN AS A DIRECTOR.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously disclosed on the Company’s Current Report on Form 8-K filed on December 9, 2011, in connection with the substantial completion of the transition of the Company’s headquarters and operations to Singapore, the Audit Committee of the board of directors approved the engagement of PricewaterhouseCoopers LLP, based in Singapore (“PwC Singapore”), as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2012, and the transfer of the engagement from PricewaterhouseCoopers LLP, based in the U.S. (“PwC US”), which was the Company’s independent registered public accounting firm for the fiscal year ended October 1, 2011. Both PwC US and PwC Singapore are member firms of PricewaterhouseCoopers International Limited. The change became effective upon the engagement by the Company of PwC Singapore on December 9, 2011.

The ratification of the appointment of the independent registered public accounting firm by the shareholders is not required by law or by the Company’s By-laws. Traditionally, the Company has submitted this matter to the shareholders for ratification and believes that it is good practice to continue to do so. If a majority of the votes cast on this matter are not cast in favor of the appointment of PwC Singapore, the Audit Committee will reconsider its appointment.

Representatives of PwC Singapore and PwC US are expected to be present at the annual meeting to make a statement if they so desire and will be available to respond to any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, BASED IN SINGAPORE,
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Introduction

The purpose of the Compensation Discussion and Analysis section of this proxy statement is to explain to shareholders how and why compensation decisions are made for our executive officers listed in the “Summary Compensation Table” below (referred to in this section as the “executives” or “executive officers”). For fiscal 2011, the Company’s named executive officers were Bruno Guilmart, Jonathan H. Chou, Michael J. Morris, Tek Chee (“T.C.”) Mak, Charles Salmons, Alan Schindler, Christian Rheault and Shay Torton. As a consequence of the relocation of the Company’s headquarters to Singapore and the transition of certain executive officer positions to Singapore, each of Mr. Morris, Mr. Rheault and Mr. Torton served with the Company during fiscal 2011 but were not serving as executive officers of the Company at the end of fiscal 2011.

Executive Summary

The Management Development and Compensation Committee of the Company’s board of directors (referred to throughout this proxy statement as the “Committee”) has implemented an officer compensation program designed to reward performance. Cash incentive compensation is measured primarily by return on invested capital. In general, a majority of the equity compensation awarded to senior vice presidents has been performance-based. The vesting of performance-based equity is tied to total shareholder return relative to the companies comprising the Philadelphia Semiconductor Index (the “SOXX Index”), measured over a three-year performance period. The Committee also believes that compensation programs must be competitive in order to attract and retain high performance executives. The total compensation program is designed to result in median pay (compared to a peer group of companies) for median performance, above median pay for above median performance and below median pay for below median performance.

Fiscal 2010 was one of the most successful years in the Company’s history. The Company saw sequential revenue and profit growth in all four quarters of fiscal 2010. Profit from continuing operations in the fourth quarter of fiscal 2010 was the highest in the Company’s history at that time. Return on invested capital (“ROIC”) in fiscal 2010 quarters one through four was 35%, 41%, 73% and 70%, respectively. The Company’s excellent results resulted in higher pay for Company executives, primarily in the form of incentive pay under the Company’s Officer Incentive Compensation Plan.

Fiscal 2011 compensation was driven by the continued growth and success of the Company. Management built on the success of fiscal 2010 by: (i) continually refining a strong and flexible manufacturing model, which allowed for market share increases in the cyclical upturn and cost control in a fast changing business environment; (ii) leveraging our industry-leading ball bonding solution for copper wire to continue to be the market leader as the industry shifted from increasingly expensive gold wire to copper wire; and (iii) continuing to expand further our wedge bonder business. The Company achieved record revenue and operating profit for fiscal 2011. Revenue and profit from continuing operations in the third quarter of fiscal 2011 were the highest in the Company’s history. The Company shipped more ball bonders (the Company’s primary product) in the third fiscal quarter of fiscal 2011 than it had in any prior quarter in the Company’s history. ROIC in fiscal 2011 quarters one through four was 31%, 61%, 99% and 41%, respectively. All of this success resulted in higher pay for Company executives, again primarily in the form of incentive pay under the Company’s Officer Incentive Compensation Plan.

The Committee strives to align its compensation practices to performance, median pay practices in the Company’s industry and prudent risk taking to achieve sustainable shareholder value creation.

Roles of the Management Development and Compensation Committee of the Board of Directors and the Company’s Officers in Compensation Decisions

The Committee is responsible for establishing the Company’s compensation policies, setting base salaries for officers and reviewing and approving the Company’s incentive compensation plans and equity based compensation plans for all eligible employees. Pursuant to the Committee’s charter, it consists of three independent members of the board of directors. In fiscal 2011, Brian Bachman (Chair) and John O’Steen served as members of the Committee. C. William Zadel also served as a member of the Committee until his death in September 2011. Upon joining the Company’s board of directors in December 2011, Chin Hu Lim was appointed to the Committee. The Committee annually reviews the Company’s compensation philosophy and policies and the Company’s goals and objectives with respect to executive compensation. The Committee also establishes the executive officers’ compensation and, on a quarterly basis, reviews the performance of each executive officer. Additionally, the Committee reviews and approves all employment agreements, executive severance arrangements, change of control agreements, inducement grants to new officers, and the amount and form of compensation to be paid to directors for serving on the board of directors and its committees. The Committee meets at least quarterly, and all decisions of the Committee must be approved by a majority of its members. In fiscal 2011, the Committee considered the Company’s compensation practices in connection with the Company’s shareholders’ approval, on a non-binding basis, of the Company’s executive compensation. Because the shareholder vote resulted in approval of the compensation of the Company’s named executive officers by a large margin, the Committee determined that the Company’s compensation practices would remain the same for fiscal 2011. The Company’s board of directors also decided to hold an advisory vote on compensation annually, in accordance with the preference of the Company’s shareholders.

The Committee has retained Radford, an Aon Hewitt company, as an independent consultant on compensation issues. The Committee engaged Radford to provide the Committee peer group analysis, survey data and counsel on compensation trends and issues. In fiscal 2011, Radford received $89,300 for survey data and compensation consulting services to the Committee. In addition, the Company uses Aon for risk management and insurance brokerage services, and Aon was paid $136,835 for those services in fiscal 2011. Neither the Company’s President and Chief Executive Officer (“CEO”) nor any other member of management has a role in selecting the Committee’s compensation consultant. The Committee reviewed the engagements of Aon for risk management and insurance brokerage services, which were recommended by the Company’s management, and approved them after concluding that these engagements do not compromise Radford’s independence as a compensation consultant.

The CEO, the vice president responsible for human resources, and the Director, Global Compensation and Benefits consult with the Committee on compensation matters for executive officers. Annually, the CEO, the vice president responsible for human resources and the Director, Global Compensation and Benefits provide recommendations to the Committee for specific levels of base salary, as well as target levels for cash incentive payments and equity compensation for each executive officer (excluding the CEO). The recommendations are based upon assessments of individual performance, the individual’s potential to contribute to the Company’s success in the future as determined by the CEO, and by reference to the peer group and survey data discussed below. The CEO may also recommend to the Committee promotion and/or retention grants during the year for key employees. Cash incentive payments may be made pursuant to the Company’s Officer Incentive Compensation Plan and are based on ROIC targets and on achievement of individual performance objectives, and these payments can be adjusted by the Committee to reflect overall individual performance. The CEO and Chief Financial Officer (“CFO”) calculate and recommend ROIC targets to the Committee. Each quarter, the CEO and the other executive officers meet to “score” each executive officer’s achievement of his individual performance objectives for the prior quarter and to establish individual performance objectives for the coming quarter. The Committee meets with the CEO each quarter to score the CEO’s objectives and review the other executive officers’ achievement of their individual performance objectives. Mr. Guilmart, the CEO, negotiated his own compensation with the Committee before joining the Company on October 1, 2010. Under the terms of Mr. Guilmart’s offer letter, his performance targets under the Company’s Officer Incentive Compensation Program are determined by the Committee after consultation with him.

Goals and Objectives of the Compensation Program; What Is the Compensation Program Designed to Reward?

The Committee seeks to achieve a pay for performance culture through the Company’s executive compensation program with the following goals:

•	motivate executives to create shareholder value;
•	align the executives’ and shareholders’ interests; and
•	attract, reward and retain high performance executives.

The Committee evaluates the Company’s compensation program at least annually to ensure that compensation programs are aligned with the goals of the Company, compensation opportunities provided to key executives are competitive with the compensation packages provided to similarly situated executives in the Company’s peer group and as reflected in survey data considered by the Committee, and compensation opportunities are motivating executives to take the actions necessary to create shareholder value. The Committee seeks to foster a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets that the Committee believes will drive shareholder value creation. For fiscal 2011, these performance targets included ROIC and individual objectives that drive achievement of strategic goals.

Design of the Compensation Program

The design of the Company’s executive compensation program has two principal aspects:

•	establishing a targeted total direct compensation amount that is competitive within our industry; and
•	establishing for each individual executive the appropriate mix of base salary and cash and equity incentive compensation tied to performance goals and the value of the Company’s common stock.

Total Direct Compensation (“TDC”)

The Committee establishes a targeted TDC amount for each executive officer based on a number of individual factors, including performance, level of responsibility within the Company, experience, potential to contribute to the Company’s future success in the executive’s current role or in an expanded role, and pay levels for similar positions at peer companies.

The Committee’s starting point in establishing TDC levels is to determine the appropriate ranges of competitive market compensation so that the Company is able to effectively compete for high performance executives. The Committee does this by analyzing the executive compensation at peer companies supplemented by aggregate market survey data for similarly-sized technology companies. The Committee considers benchmarking against peer companies to be a necessary point of reference in determining whether the total targeted compensation opportunity offered by the Company will be competitive in the marketplace for executives, but the Committee does not believe that peer data should be the determinative factor. For fiscal 2011, the Committee did not establish a targeted percentile of peer group compensation as the basis for setting executive pay. Rather, the Committee retains the discretion as to the weight it assigns peer group data in establishing each executive’s compensation based on factors such as performance and experience.

Each year, the Committee analyzes whether it is using the most appropriate compensation peer group and market data, based on several factors, including changes in the Company (e.g., the size of the Company and its complexity) and the peer group and market data available. In fiscal 2010, the Committee benchmarked against a peer group of 19 U.S.-based technology companies, selected in consultation with Radford. In fiscal 2010, the Committee recognized that, in fiscal 2011, it would be desirable to have compensation data no longer necessarily focused exclusively on U.S.-based companies as the Company was in the process of transitioning most of its executive officer positions to Singapore in connection with the transition of the Company’s headquarters to Singapore. Most international companies, especially in Asia, however, are not required to disclose the same level of compensation data as is required of U.S. companies. As a result, the compensation peer group continued to be comprised primarily of U.S.-based companies in fiscal 2011, but the Committee’s analysis was supplemented by international survey data. The Committee reviewed international survey data from the Radford Global Technology Survey, which included data for Singapore. The Committee also reviewed the Aon Hewitt survey data for Singapore. The Committee then considered the information from both of these sources of international survey data in establishing competitive market pay for the named executive officers. In fiscal 2011, the Committee benchmarked against a peer group of 18 technology companies selected in consultation with Radford (the “Compensation Peer Group”). The Compensation Peer Group was selected primarily because the companies were U.S.-based technology companies (or non-U.S. companies, where data was available) in the same or similar industries as the Company and were similar to the Company in complexity and size (measured by revenue, number of employees and market capitalization), and the Committee concluded that the Compensation Peer Group companies were representative of likely competitors with the Company for executives.

For fiscal 2011, the Compensation Peer Group companies were:

Advanced Energy Industries, Inc. ATMI, Inc. Brooks Automation, Inc. Cabot Microelectronics Corporation Coherent, Inc. Cree, Inc. Cymer, Inc. Entegris, Inc. FEI Company	II-VI Incorporated
Integrated Device Technology, Inc.
JDS Uniphase Corporation
LTX-Credence Corporation
MKS Instruments, Inc.
Novellus Systems, Inc.
Photronics, Inc.
Skyworks Solutions, Inc.
Veeco Instruments Inc.

The Compensation Peer Group that the Committee used for compensation benchmarking in fiscal 2011 was different from the peer group included in the stock performance graph in the Company’s 2011 Annual Report to Shareholders (the “Stock Performance Peer Group” described on page 23 below). The companies included in the Stock Performance Peer Group were selected as a group of companies with which our stock performance could reasonably be compared due to the markets served, without regard to size of the companies or whether they are competitors with us for recruiting executives.

For fiscal 2011, the Committee also reviewed Radford survey data covering a composite of data from technology companies with annual revenues between $300 million and $1 billion. The Committee does not select or have any influence over the companies that participated in these surveys. Further, the Committee only receives and considers the aggregate results of the Radford surveys. The Committee is aware that the survey data includes some of the Compensation Peer Group companies, but is not aware of the identities of any of the other component companies that are included in the surveys. On average, benchmarked against both the peer group data and the survey data, the Company’s executive officers’ TDC fell on average at approximately the median of total direct compensation.

Mix of Base Salary, Incentive and Equity Compensation

An executive’s targeted TDC has three elements:

•	base salary;
•	target cash quarterly incentive plan; and
•	long-term equity incentive awards.

The Committee selected these three elements because it believes each is necessary or useful in achieving the goals of the executive compensation program: motivating executives to create shareholder value; aligning the executives’ and shareholders’ interests; and attracting and retaining high performance executives.

Base Salaries

The Committee believes that it must provide a competitive level of base salary in order to attract and retain executives. In general, base salaries are set after analyzing an executive’s roles and responsibilities in the Company, the performance of the executive’s business segment or functional group, and the executive’s individual performance, experience, location and potential for driving the Company’s success in the future, as well as the peer group and survey data discussed above. The Committee has not adopted any formula with specific weightings assigned to the factors discussed above. In certain instances, the Committee has negotiated base salaries directly with executives, such as when negotiating with new hires or when arranging for the relocation of executives to the Company’s headquarters in Singapore. For example, the Committee negotiated Mr. Guilmart’s base salary with him in connection with the negotiation of his employment agreement. Mr. Guilmart’s compensation is described more fully under the heading “Chief Executive Officer Compensation” beginning on page 25. The Committee also oversaw the negotiations regarding and approved of Mr. Chou’s base salary in connection with his hiring, Mr. Schindler’s base salary in connection with his long-term assignment to the Company’s headquarters in Singapore, and Mr. Mak’s base salary in connection with his relocation to Hong Kong.

The Committee has historically considered economic conditions when setting executive base salaries. For example, in 2009, in light of the impact of the global economic crisis on the Company, the Company cancelled fiscal 2009 annual salary increases for Company executives and employees. The Company thereafter reduced the base salaries of its employees, including the then-current chief executive officer’s salary by 20% and the other executive officers’ base salaries by 15%. After a sharp rebound in the Company’s business, the Committee approved the restoration of base salaries for the Company’s employees, including the executive officers, in the fourth quarter of fiscal 2009. In fiscal 2010, only two of the Company’s then-current named executive officers received base salary increases. Both increases were based on closer alignment to market median salaries for their respective roles and on their performance. After the increases, both base salaries remained below market medians.

In fiscal 2011, the Committee approved merit-based increases in base salary for Mr. Mak and Mr. Rheault, who received 3% and 4% increases, respectively. The Committee also approved an 8% increase in base salary for Mr. Schindler in connection with his promotion to Senior Vice President, Global Operations. The Committee generally makes base salary decisions based on a number of factors, including each executive’s base salary compared to the peer group median base salaries and available market data for their respective positions, experience, performance and criticality of the executive’s role in the Company going forward. In setting base salaries for executives based outside the U.S., the Committee also considers local market data, when available. If insufficient local market data is available, then the Committee also considers local salary progressions, available market data from companies based in the U.S. and other markets where the Company competes for executives, and conversion into local currency. Mr. Guilmart and Mr. Chou are compensated in Singapore dollars. Under the terms of Mr. Guilmart’s offer letter and Mr. Chou’s letter agreement, each of Mr. Guilmart and Mr. Chou receive a base salary equal to a specified amount in U.S. dollars, converted to Singapore dollars using the 30 day average exchange rate in effect on the date of the offer letter or letter agreement, as applicable. In contrast, the values shown in the “Summary Compensation Table” on page 29 and related tables reflect the conversion of their underlying compensation in Singapore dollars into U.S. dollar equivalents at the average conversion rate for fiscal 2011. See “Expatriate Agreements and Compensation” below on page 27.

For fiscal 2012, the Committee has approved merit-based increases in base salary for certain executive officers. Mr. Chou, Mr. Schindler and Mr. Mak will receive 10%, 2¼% and 3% increases, respectively. The Committee approved these increases based on the performance of the executive officers and to more closely align their base salaries to median base salaries. Mr. Guilmart and Mr. Salmons are not expected to receive base salary increases for fiscal 2012.

Cash Incentive Plan

The Company has a quarterly cash bonus plan called the Officer Incentive Compensation Plan, which the Committee adopted in August 2005 (the “OIC Plan”). The Committee believes that the higher the executive’s level of responsibility and influence within the Company, the greater the percentage of the executive’s total target cash compensation that should be performance-based. Accordingly, executives with the greatest responsibility and influence over the Company’s results receive higher cash incentive target amounts, and these target amounts are generally set by the Committee based on what is competitive in the industry. The Company’s cash incentive program is designed to align executive pay with financial performance.

A quarterly cash award pool under the OIC Plan is funded only if the Company has positive net income for the quarter. Each executive officer is eligible to receive quarterly payments under the OIC Plan up to a targeted annual amount of base salary. For fiscal 2011, the target annual cash incentives were as follows:

Executive	Target Annual Cash Incentive as a % of Base Salary
Mr. Guilmart	100%
Mr. Chou	65%
Mr. Morris	45%
Mr. Salmons	65%
Mr. Mak	55%
Mr. Schindler	65%
Mr. Rheault	70%
Mr. Torton	50%

Under the OIC Plan, ROIC is included as a performance metric because the Committee believes that it is a measure of management’s efficiency and is correlated with shareholder value creation. The Committee periodically adjusts the ROIC target based on market conditions. “Target” performance is intended to result in a median cash incentive payout for Company officers, compared to the market compensation data identified by the Committee. For fiscal 2008 and 2009 and the first two quarters of fiscal 2010, the ROIC target was set at 30%. Subsequently, the Committee determined that 30% was approximately twice the Company’s cost of capital in the second quarter of fiscal 2010, was above market medians, and was, therefore, too high a target for achieving median cash incentive compensation. Accordingly, in the second quarter of fiscal 2010, the Committee set the ROIC target at 18%, where it remained during fiscal 2011. In fiscal 2011, the Company achieved record revenue and exceeded the ROIC target in all four quarters, resulting in higher awards to the executives.

The total bonus pool is established based on actual ROIC performance, and the corresponding payout percentage is based on the following payout scale:

ROIC Results	Payout
38% – 40%	200%
36% – 38%	190%
34% – 36%	180%
32% – 34%	170%
30% – 32%	160%
28% – 30%	150%
26% – 28%	140%
24% – 26%	130%
22% – 24%	120%
20% – 22%	110%
18% – 20%	100%
16% – 18%	90%
14% – 16%	80%
12% – 14%	70%
10% – 12%	60%
8% – 10%	50%
6% – 8%	40%
4% – 6%	30%
2% – 4%	20%
1% – 2%	10%

Under this payout scale, 18-20% ROIC would result in target performance and 100% payout. In fiscal 2011, all incentive payments to executives under the OIC Plan were made in accordance with these percentages.

Incentive payments are allocated from the pool based on Company, business unit and individual objectives. For fiscal 2011, 90% of each executive officer’s cash bonus was based on Company performance as measured by ROIC and 10% was based on individual objectives. Examples of individual objectives considered by the Committee include product development milestones, product qualifications with specific customers, market share increases, specific customer account penetration objectives, cost reductions and improved manufacturing yields.

Income from operations and ROIC by quarter for fiscal 2011 was as follows:

Fiscal Quarter	Income from Operations (in thousands)	ROIC
First	$22,067	31%
Second	$43,649	61%
Third	$81,653	99%
Fourth	$22,691	41%

For an explanation of how the Company calculates ROIC, see the subsection with the heading “Return on Invested Capital and Revenue Growth,” below at page 23. Based on these ROIC outcomes, quarterly incentive payments to executives under the OIC Plan for fiscal 2011 performance were as follows:

Name	Q1	Q2	Q3	Q4	Total
Mr. Guilmart(1)	$262,372	$330,559	$343,182	$321,919	$1,258,032
Mr. Chou(1)	—	$94,661	$97,098	$91,265	$283,024
Mr. Morris(2)	$51,393	$21,412	—	—	$72,805
Mr. Salmons	$83,352	$104,297	$104,403	$104,509	$396,561
Mr. Mak	$56,260	$69,829	$69,121	$70,041	$265,251
Mr. Schindler	$51,220	$89,544	$89,489	$89,635	$319,888
Mr. Rheault(2)	$93,412	$116,647	$118,071	$39,353	$367,483
Mr. Torton(2)	$60,268	$75,106	$75,564	—	$210,938

(1)	The amounts in the above table reflect the U.S. dollar value earned under the OIC Plan. Mr. Guilmart and Mr. Chou were paid an equivalent amount in Singapore dollars using exchange rate in effect at the end of each applicable fiscal quarter.
(2)	Mr. Morris and Mr. Rheault left the Company during second and fourth quarters, respectively, and each received a prorated payment of 33.34% for their final quarters. Mr. Torton left the Company at the end of the third quarter, and he received a full payment for that quarter but did not receive a payment for the fourth quarter.

The terms of the OIC Plan allow the Committee to exercise discretion to increase payments under the OIC Plan in order to reflect individual performance. In the fourth quarter of fiscal 2011, the Committee exercised its discretion to increase the payment received by Mr. Guilmart under the OIC Plan by $200,000 in order to recognize Mr. Guilmart's outstanding individual performance during fiscal 2011. In particular, the Committee based its decision on Mr. Guilmart's performance relative to his objectives set by the board of directors upon his hire. These objectives focused on (1) a successful transition of the Company’s headquarters to Singapore, (2) timely and effective staffing of Singapore-based executives (with the goal of increasing diversity of Asian representation among the executive officers) and (3) effectively and efficiently meeting market demand and new opportunities in fiscal 2011 to optimize the performance of the Company’s business and, in particular, to drive market leadership for the Company’s Cu Bonding product. Since the additional $200,000 payment under the OIC Plan to Mr. Guilmart was made pursuant to the exercise of the Committee's discretion, SEC rules require that this performance-based payment be included in the “Bonus'' column of the “Summary Compensation Table” below on page 29.

Additional Cash Compensation

In fiscal 2011, certain of the Company’s executives received additional cash payments in connection with their hiring and/or relocation or in recognition of their performance. Mr. Guilmart received a cash payment of $726,000 as a new-hire award for being assigned to the Company’s headquarters in Singapore in accordance with the terms of his offer letter. As an incentive to join the Company, pursuant to his offer letter, Mr. Chou received a conditional cash payment of $150,000 on his start date. In addition, Mr. Chou received additional cash payments of $15,000 in each of the second and third quarters of fiscal 2011 in recognition of his performance during the transition of the Company’s finance functions from the U.S. to Singapore and for building the Company’s finance team in Singapore. The Committee believes that these payments, which are reported in the “Bonus” column of the “Summary Compensation Table” on page 29, were appropriate in light of the Company’s need to hire or retain qualified executives in connection with the relocation of the Company’s headquarters to Singapore.

Equity Incentive Compensation

The Committee believes that the Company’s equity incentive program aligns management’s interests with shareholders’ long-term interests because the value of the awards is tied to stock price appreciation and, in the case of performance-based stock awards, to performance goals or market performance that correlate with long-term shareholder value creation. When executive officers receive equity incentive grants, they have been typically awarded annually in the first quarter of the fiscal year. In addition, newly hired executive officers may receive sign-on grants, if approved by the Committee. For example, Mr. Chou received a sign-on grant of restricted stock unit awards as provided for under his employment agreement, described on page 31. The Committee also retains the discretion to grant special equity incentive awards for retention purposes, in addition to annual awards typically made in October. For example, Mr. Schindler received grants of restricted stock unit awards in connection with his long-term assignment to Singapore, as described below.

The Company has adopted the following Statement of Practices for equity grants:

Statement of Practice

This Statement of Practice defines the primary terms and conditions for the administration of equity awards granted to employees and officers under the Company’s equity incentive plans. It includes the following:

1.	Eligibility for awards is limited to those full time individuals employed by the Company or a direct or indirect subsidiary of the Company. Contractors and temporary employees are not eligible to receive awards.
2.	Subject to Paragraph 5 below, awards are only made annually. Annual awards are (other than with respect to the Chief Executive Officer) based on recommendations made by the Company’s management and awards are reviewed and granted by the Committee.
3.	Annual awards are approved and priced at the Committee meeting that takes place in the first quarter of the Company’s fiscal year, generally held on the first Tuesday in October. In recent years, grants have taken place in late October and early December because the Committee had taken additional time to review equity award recommendations by management (in the case of late September) and, in fiscal 2010, because of timing of the CEO transition (in the case of early December).
4.	The exercise or strike price for stock option awards is the closing price for the Company’s common stock as reported by NASDAQ at 4:00 p.m. Eastern time on the day the Committee grants the stock options.
5.	Inducement grants or sign-on options to newly hired employees and officers may be made only on the first business day of the calendar month following the respective employee’s hire date. The Committee has delegated authority to the CEO to approve inducement stock options for newly hired employees (not officers) that are consistent with market data that has been approved by the Committee. In addition, the CEO may recommend to the Committee promotion and/or retention grants during the year for key employees. The strike price is the closing price for the Company’s common stock as reported by NASDAQ at 4:00 p.m. Eastern time on the day the grants are awarded. The total number of shares authorized for use by the CEO for this purpose during the fiscal year is set at the October Committee meeting.
6.	Inducement grants to newly hired officers require specific pre-approval by the Committee.
7.	All exercises are initiated through the Company’s stock plan services provider. Employees may “exercise and hold,” initiate a cashless exercise, or pay for the exercise by a “swap” of currently owned shares, subject to the terms of the relevant equity award plan. The Company does not provide loans or facilitate loans for the exercise of stock options.

On December 13, 2010, the Committee granted performance-based share unit awards (“PSUs”) and time-vested restricted stock unit awards (“RSUs”) to certain eligible employees and executive officers. Additionally, on December 13, 2010, the Committee granted PSUs and RSUs to Mr. Chou in connection with his hiring and as provided under his employment agreement, described on page 31. On April 1, 2011, the Committee granted PSUs and RSUs to Mr. Schindler in connection with his long-term assignment to the Company’s headquarters in Singapore. In addition to the PSUs listed in the table below, which will cliff-vest 36 months from the anniversary of the award date, Mr. Schindler was granted 40,500 RSUs, which will vest in equal installments over a period of three years, one-third on each anniversary of the award date. Mr. Schindler was also granted 27,000 RSUs, which will cliff-vest 36 months from the grant date of those shares. The latter grant is subject to additional performance conditions and will vest based upon satisfaction of the following specific criteria relating to his assignment, as determined and approved by the Committee. First, Mr. Schindler must remain employed with the Company until April 1, 2014, and second, Mr. Schindler is expected to hire and train his replacement in three years or, based upon mutual agreement with the Company, extend his employment with the Company. Following these initial equity awards, Mr. Schindler will not be entitled to additional equity grants during his three-year assignment.

The amounts of PSUs and RSUs awarded to the Company’s named executive officers were as follows:

	Performance-Vested Stock (PSUs)	Time-Vested Stock (RSUs)
Mr. Guilmart	159,787	—
Mr. Chou	48,824	24,412
Mr. Morris	—	—
Mr. Salmons	21,595	10,636
Mr. Mak	25,923	25,923
Mr. Schindler	67,500	67,500
Mr. Rheault	59,761	—
Mr. Torton	—	—

Historically, the Company’s performance-based equity incentive program has been aligned with the ROIC targets described in greater detail below under “Return on Invested Capital and Revenue Growth” on page 23. During fiscal 2009, the Committee worked with Radford to review the overall structure of the performance-based share awards under the Equity Incentive Compensation Program. As a result of this review, the Committee approved several changes to the structure of future long-term incentive awards for the Company’s executive officers, including the named executive officers. The Committee concluded that, for fiscal 2010, all of the equity awards to the CEO generally would be performance-based, and two-thirds of equity awards to senior vice presidents would be performance-based awards and only one-third would be time-based restricted stock awards. Additionally, for the other then-current executive officers, the Committee concluded that half of their equity awards would be performance-based awards and half would be time-based restricted stock awards. For fiscal 2011, the majority of equity awards to senior vice presidents were performance-based awards, and a minority were time-based restricted stock. Half of the equity awards for other executive officers were performance-based and half were time-based in fiscal 2011. The Committee believes that the CEO and senior vice-presidents, who have the most responsibility in the Company, should have a larger portion of their compensation tied to performance measures than the Company’s other officers.

The vesting of shares under the performance-based awards granted in fiscal 2011 is tied to total shareholder return relative to the companies comprising the SOXX Index, measured over a three-year performance period. These are “market-based awards” for accounting purposes. These performance shares’ three-year performance period will end in October 2014 and between zero and 200% of the shares will vest based on target levels described below. If an executive retires, dies, becomes disabled, or is involuntarily terminated without cause (as defined in the 2009 Equity Plan) before the end of the three-year performance period, the performance shares will vest pro rata based on the participant’s length of employment during the performance period, to the extent the performance goals are met for that performance period.

The Committee decided to adopt this structure for three primary reasons. First, the Committee sought to better align long-term incentive value for its executives with the value created for shareholders, and the Committee believed that total shareholder return relative to the SOXX Index provides the closest alignment of a public index of those incentives. Second, vesting is tied to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts. Relative performance measures should eliminate macroeconomic effects (positive and negative) on vesting, which are beyond the executives’ control. Third, both the Company’s total shareholder return and the total shareholder return of the companies in the SOXX Index are transparent to shareholders and Company employees and make clear the Company’s link between pay and shareholder value creation.

The fiscal 2011 performance-based share awards are designed to incentivize the Company’s executives to generate shareholder returns in excess of the median total shareholder returns generated by the companies in the SOXX Index. The target awards were set using composite Radford survey data, as discussed beginning on page 16, for comparable technology and semiconductor companies, by taking the average of the median awards at companies with median revenues of $300 million and $1 billion, respectively. The awards are designed to achieve median payout aligned with the median value of equity for similarly situated executives based on market data. If, however, the Company generates above-median total shareholder returns compared to the total shareholder returns generated by the companies in the SOXX Index, the awards are designed to result in payout of above-median equity compensation. The payout scale below shows the performance-based share award vesting percentage at percentile performance points from the 25th or less percentile to the 99th percentile at five percentile point increments.

The final vesting of performance-based share awards will be expressed as a full percentage point ranging from 0% to 200%:

Percentile Performance	Payout
99th	200%
95th	190%
90th	180%
85th	170%
80th	160%
75th	150%
70th	140%
65th	130%
60th	120%
55th	110%
Median 50%	100%
45th	90%
40th	80%
35th	70%
30th	60%
25th	50%
<25th	0%

Time-vested shares awarded in fiscal 2011, except as awarded to Mr. Schindler, vest in equal installments over a period of three years, one-third on each anniversary of the award date, provided the recipient remains continuously employed through each vesting date. If the recipient is involuntarily terminated without cause (as defined in the 2009 Equity Plan) before the third anniversary of the grant date, the shares will vest pro-rata based on the length of employment during the three-year vesting period. The vesting of Mr. Schindler’s time-vested shares awarded in connection with his assignment to Singapore is described above.

The number of equity awards granted to each participant is determined based on the CEO’s evaluation of the executive’s level of responsibility and influence over the Company’s results, performance, potential to contribute to the Company’s future success and award values for executives in the peer companies, as approved by the Committee. The extent of existing options or stock ownership is not generally considered in granting equity awards, except that the Company sometimes grants an initial round of equity awards to newly recruited executives. These initial equity awards are intended to induce executives to join the Company, to replace equity compensation that may be forfeited at the executive’s prior place of employment, and to better align the executives’ interests with the shareholders’ interests from the start of employment. For executives temporarily or permanently relocated to Asia as a result of the transition of the Company’s headquarters to Singapore, the Committee generally works with Radford and the CEO to create a balanced compensation package, including equity compensation, that reflects the unique circumstances of the executive’s assignment (for example, the duration of the assignment) and that induces the executive to relocate.

Return on Invested Capital and Revenue Growth

Performance-based share awards granted before fiscal 2010 under the 2008 Equity Plan (the “2008 Plan”) entitled the Company’s executive officers to receive common shares of the Company on the three-year anniversary of the grant date if certain ROIC and revenue growth targets set by the Committee on the grant date were met. ROIC is still a metric used for determining payouts of previously granted performance-based share awards under the OIC Plan. The Committee set ROIC objectives after considering the Company’s weighted average cost of capital and calculated ROIC as follows:

Operating Income + (Depreciation and Amortization)

Total Assets less Current Liabilities1

[1]	Only the first $75 million of cash was used for the ROIC calculation, which management estimated at the time of grant was the Company’s minimum operating cash requirement. Other companies may calculate ROIC differently.

For purposes of calculating relative peer group revenue growth for the performance-based share awards granted in October 2008 and vested in October 2011, the Committee used the Stock Performance Peer Group included in the stock performance graph in the Company’s Annual Report to Shareholders, which is different from the Compensation Peer Group that the Company benchmarks against for compensation purposes. For a discussion of the difference between the Stock Performance Peer Group and the Compensation Peer Group, see page 16 above. The Committee believes that this difference was appropriate because the Company and its industry competitors operate in similar cyclical business environments.

The Stock Performance Peer Group for fiscal 2011 was:

ASM Pacific Technology Ltd. BE Semiconductor Industries, N.V. Brooks Automation, Inc. Cohu, Inc. Cymer, Inc. KLA-Tencor Corp. LAM Research Corp.	LTX-Credence Corporation Novellus Systems, Inc. Shinkawa Ltd. Teradyne Inc. Ultratech, Inc. Varian Semiconductor Equipment Associates, Inc. Veeco Instruments, Inc.

Vesting of Performance-Based Equity Awards

The three-year performance period for performance-based share units granted in October 2008 expired in October 2011. Using ROIC and revenue growth relative to the Stock Performance Peer Group to establish thresholds for performance-based share awards at the end of the performance period, the Committee adopted at the time of the grant in 2008 the following award grid for performance-based shares scheduled to vest in 2011:

Performance-based Share Award Grid

	ROIC (% Achieved Over the Three-Year Measurement Period)
Revenue Growth	<2%	2 – 6%	6 – 12%	12 – 15%	15+%
Fourth (Top) Quartile	0%	25%	45%	50%	100%
Third Quartile	0%	15%	35%	45%	95%
Second Quartile	0%	5%	30%	35%	50%
First (Bottom) Quartile	0%	0%	25%	30%	45%

The award grids can be further explained by way of example: If at the end of the three-year performance period ending in October 2011, the Company’s revenue growth compared to the peer companies for the most recent fiscal year ending on or before this date was in the first quartile (bottom quartile) and ROIC was 13%, the executives would “vest” only 30% of performance-based shares under the October 2008 performance-based share grant. The remaining performance-based share awards would be cancelled, based on the Company’s performance compared to its peer companies.

Although the three-year performance period for the performance share units granted in October 2008 expired in October 2011, the number of shares earned cannot yet be calculated until all of the peer group companies have reported their financial results for 2011. Based on ROIC achieved during this three-year performance period of 37%, the performance share units will vest at between 45% and 100%.

As described above under “Equity Incentive Compensation” on page 20, during fiscal 2010, the Committee worked with Radford to review the overall structure of the performance-based share awards under the Equity Incentive Compensation Program and, as a result, the Committee adopted several changes to the structure of the program. The vesting of shares under these performance-based awards now is tied to total shareholder return relative to the SOXX Index, instead of ROIC and revenue growth targets.

Equity Ownership Guidelines for Executives

Effective in fiscal 2011, the Company’s stock ownership guidelines for executive officers are:

	Definition	Requirement
Chief Executive Officer	Common Shares Owned Outright (including 401(k))	3x Base Salary
Chief Financial Officer; Chief Operating Officer (or similar role)(1)	Common Shares Owned Outright (including 401(k))	2x Base Salary
Other Executive Officers	Common Shares Owned Outright (including 401(k))	1x Base Salary

(1)	The Company does not currently have a chief operating officer.

These guidelines are based on the Committee’s review of market data and “best practice” governance guidelines. The Committee believes that it is in the best interests of the Company and its shareholders to closely align the executive stock ownership guidelines to best governance practices. The Committee has set a timeline of five years for its officers to achieve these target requirements.

Compensation and Risk

In fiscal 2011, the Committee performed a risk assessment of the Company’s incentive compensation programs. The Committee reviewed the Company’s compensation practices for their potential effects on the primary risks identified to the Committee by the Company’s management in management’s 2011 enterprise risk assessment processes. The Committee’s compensation risk management assessment also considered risks to the success of potential strategic initiatives under consideration by management and the board of directors and also evaluated whether the Company’s compensation practices could potentially create new risks. After evaluating the structure of the Company’s compensation program and, in particular, the appropriate levels and metrics for incentive opportunities, the Committee concluded that the program does not encourage risks that could reasonably be considered excessive or unnecessary. The Committee believes that base salaries, the guaranteed portion of total targeted compensation, are competitive in the marketplace and also constituted the appropriate percentage of total compensation. In fiscal 2011, base salaries of the Company’s executive officers generally comprised between 28% and 42% of total targeted compensation, which the Committee believed was sufficient to balance the Company’s objectives of rewarding performance without encouraging excessive risk. In addition, the Company’s equity compensation program seeks to focus executive officers on the long-term interests of the Company through awards of performance-based shares and time-based shares that vest over multi-year periods. The Company’s stock ownership guidelines discourage executive officers from focusing on short-term results without regard for longer term consequences. The Company’s recoupment or “clawback” policy, described below, expressly provides that the Company can cancel or “clawback” incentive compensation if the basis upon which it was paid is later shown to be materially inaccurate. Finally, severance payments to executives are not payable if the executive is terminated for cause. The Committee believes that the combination of compensation elements in the program, and the related Company policies, provide executive officers with appropriate incentives to create long-term, sustainable value for shareholders, while taking thoughtful and prudent risks to grow the value of the Company.

Incentive award targets and opportunities are reviewed annually, allowing the Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk as the Company’s business evolves. The Committee works with management to continuously identify opportunities to adjust the Company’s compensation programs to recruit and retain qualified executives while aligning the interests of executives with the Company’s long-term performance.

Policy on Recovery of Previously Paid Executive Compensation

In December 2009, the Committee adopted a recoupment or “clawback” policy regarding the recovery, under certain circumstances, of executive compensation, including cash incentive compensation, stock-based awards, performance-based awards and any other form of compensation under the Company’s incentive compensation plans that are based on performance targets relating to the financial results of the Company. The policy applies to the Company’s executive officers and to the Company’s controller. In accordance with the recoupment policy, if the board of directors or the Committee determines that any fraud, gross negligence or intentional misconduct by any such officer was a significant factor contributing to the Company restating all or a portion of its financial statements, the board of directors or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The board of directors or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the recoupment policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act.

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula limiting the level of CEO compensation as compared to other executives. The Committee considers CEO compensation in the Compensation Peer Group and the market survey data described beginning on page 16 as a starting point for determining competitive compensation. The Committee then establishes Company performance objectives for the CEO and periodically assesses the performance of the CEO in consultation with the independent directors.

In fiscal 2011, Mr. Guilmart’s objectives focused on (1) a successful transition of the Company’s headquarters to Singapore, (2) timely and effective staffing of Singapore-based executives (with the goal of increasing diversity of Asian representation among the executive officers) and (3) effectively and efficiently meeting market demand and new opportunities in fiscal 2011 to optimize the performance of the Company’s business and, in particular, to drive market leadership for the Company’s Cu Bonding product. As discussed on page 19, in recognition of Mr. Guilmart’s outstanding performance relative to these objectives, the Committee exercised its discretion to increase the cash payment to Mr. Guilmart under the OIC Plan by $200,000 in the fourth quarter of fiscal 2011. For fiscal 2012, Mr. Guilmart’s objectives include (1) continuing to evolve and build consensus on the strategic direction of the Company, (2) growing the capacity and potential of the Company, (3) improving the time to market and effectiveness of new products and (4) building on the deployment of the key performance indicators (“KPI”) process throughout the Company.

Mr. Guilmart joined the Company as President and Chief Executive Officer of the Company effective October 1, 2010. Pursuant to an offer letter that sets forth his compensation, Mr. Guilmart receives an annual base salary equal to US$615,000 per annum converted using the 30 day average exchange rate on the date of his letter, payable in Singapore dollars in accordance with Company practice. Mr. Guilmart is eligible to receive a bonus of up to 200% of his base salary (100% is the annual target level for such bonus) based on the achievement of certain performance goals of the Company. See “Cash Incentive Plan” on page 18 for a description of the relevant goals. The Company also granted Mr. Guilmart performance share unit awards with a value at target equal to $1.2 million pursuant to the terms of the 2009 Equity Plan and the Equity Incentive Compensation Program. These performance share units will vest based on shareholder return under the SOXX Index as described under “Equity Incentive Compensation” beginning on page 20. To incentivize Mr. Guilmart to join the Company, he received a cash payment of $726,000 on January 3, 2011, as a new-hire award for being assigned to the Company’s headquarters in Singapore. He also was awarded two grants of restricted stock units in the Company of 428,965 and 75,000 units, respectively, on October 1, 2010 as a new-hire award. The first grant vests in equal installments on each of the first three anniversaries of the grant date. The second grant vested on March 31, 2011.

The offer letter also provides for continuation of Mr. Guilmart’s Association de Services des Français de l’Etranger (“ASFE”)-Mobility Benefit Plan, a worldwide benefit plan for individuals living or working abroad. In addition, Mr. Guilmart received a relocation allowance of $250,000 and $10,000 per month in housing allowance for 24 months beginning on January 3, 2011.

Mr. Guilmart negotiated his compensation arrangements with the Committee. The Committee took into account Mr. Guilmart’s experience, record of achievements as a chief executive and in the semiconductor industry, marketplace data concerning chief executive officers of similarly sized companies, and Mr. Guilmart’s compensation at his prior company. The Committee also determined that the mix of base pay, cash incentive compensation and equity compensation, as well as the incentive compensation metrics, do not subject the Company to excessive and unnecessary risk. The Company believes Mr. Guilmart’s compensation is fair in light of his experience and as compared to the Company’s compensation peer group. The Company also entered into a Change of Control Agreement with Mr. Guilmart on the terms described below on page 37. Mr. Guilmart also is subject to the Company’s Executive Plan and the Company’s “clawback” policy.

Other Compensation

Executive officers do not generally receive perquisites or other personal benefits or property from the Company. The Committee generally believes that such perquisites or personal benefits can make executive compensation less transparent to shareholders. In limited instances, the Committee has approved certain relocation benefits, when appropriate, to retain talented executives and to assist in the transition of certain executives and their families to the Company’s new headquarters in Singapore. For example, in fiscal 2011, Mr. Schindler relocated from the Company’s former headquarters in Fort Washington, Pennsylvania to Singapore, and Mr. Mak relocated to Hong Kong. In fiscal 2009, Mr. Torton relocated from Suzhou, China to Irvine, California, and Mr. Rheault relocated from Fort Washington, Pennsylvania to Singapore. The Committee also has approved certain relocation benefits, when appropriate, to recruit new executives. In connection with each of the hiring of Mr. Guilmart as CEO and Mr. Chou as CFO, and their respective relocations to Singapore, the Company paid certain relocation benefits to Mr. Guilmart and Mr. Chou. In determining these relocation, expatriate and hiring arrangements, the Company and each executive negotiated the specific compensation arrangements that the executives would receive. The Committee determined the executives’ compensation based on their prior experience, record of achievement, marketplace data of similar executive officers and the executives’ prior compensation packages. Their compensation is aligned with the Company’s executive compensation program in terms of base salary, bonus and equity awards. For example, bonuses are tied to a percentage of base salary consistent with the OIC Plan, the executives are subject to the Company’s Executive Plan or Officer Plan (as applicable), and performance-based equity grants are determined under the same metrics as other executives’ grants. These benefits are described below in a footnote to the “Summary Compensation Table” on page 29. The Company believes that these benefits are critical to its ability to hire and retain talented executives.

In addition to the compensation for relocating and expatriate executives described above, the amounts shown in the “Summary Compensation Table” under the heading “Other Compensation” also represent the value of Company matching contributions to the U.S.-based executive officers’ 401(k) accounts and the taxable value of certain life insurance benefits. The Company has a 401(k) Retirement Income Plan (“401(k) Plan”) for U.S.-based employees under which it matches an employee’s contributed amount. Historically, the Company’s matching contributions were in the form of shares of the Company’s common stock. In fiscal 2011, the Committee approved a change to the 401(k) Plan to match contributions in cash instead of shares of the Company’s common stock. The 401(k) Plan now provides for matching contributions by the Company in cash of up to 4% or 6% of an employee’s contributed amount, based on years of service. In addition, in fiscal 2010, the Company’s policy on matching contributions to employees’ 401(k) accounts changed, resulting in decreased matching contributions. The Committee approved a special one-time transition payment in fiscal 2010 to all employees, who were negatively impacted by the decrease, including Mr. Salmons.

Expatriate Agreements and Compensation

Historically, the Company generally has not entered into employment agreements with its executives. In connection with the Company’s relocation of its headquarters to Singapore, the Company has hired new executives, such as Mr. Guilmart and Mr. Chou. The Company has also relocated other executives, including relocating Mr. Schindler to Singapore and Mr. Mak to Hong Kong. In light of these new-hire and relocation arrangements, the Committee has approved, in limited instances, agreements with certain executives when appropriate to recruit or retain qualified executives. Mr. Guilmart’s offer letter is described on page 26, and Mr. Chou, Mr. Schindler and Mr. Mak’s respective agreements are described beginning on page 31.

In addition, certain of the Company’s executive officers are compensated in local currency. Under the terms of his offer letter, Mr. Guilmart receives a base salary of an amount in Singapore dollars equal to US$615,000 per annum converted using the 30 day average exchange rate on the date of his letter, payable in accordance with Company practice. Under the terms of his letter agreement, Mr. Chou receives a base salary of an amount in Singapore dollars equal to US$285,000 per annum converted using the 30 day average exchange rate on the date of his letter. The total amount paid to each of Mr. Guilmart and Mr. Chou in Singapore dollars in fiscal 2011 was: Mr. Guilmart: SG$841,689; Mr. Chou: SG$296,768. For the purpose of the “Summary Compensation Table” on page 29, the amounts paid in fiscal 2011 to each of Mr. Guilmart and Mr. Chou in Singapore dollars have been translated from Singapore dollars back to U.S. dollars using the average conversion rate for fiscal 2011 of $1.2606. Mr. Guilmart joined the Company at the end of fiscal 2010, and his compensation for fiscal 2010 has been translated from Singapore dollars back to U.S. dollars using the average conversion rate for October 2010 of $1.3686. The following table reflects the base salary in U.S. dollars owed to each of Mr. Guilmart and Mr. Chou in accordance with their respective agreements with the Company, the amounts actually paid to them in Singapore dollars, and the amounts reflected in the “Summary Compensation Table”.

Executive	Base Salary per Employment Agreement (US$)	Amount Paid (SG$)	“Summary Compensation Table” Amount (US$)(1)
Mr. Guilmart	$615,000	$841,689	$667,689
Mr. Chou	$285,000	$296,768	$235,418

(1)	Amounts have been translated from Singapore dollars back to U.S. dollars using the average conversion rate for fiscal 2011 of $1.2606.

Compensation Committee Discretion

The Committee has discretion in allocating between long-term and current compensation and cash and non-cash compensation. The Committee also has discretion in the granting of cash incentive awards and performance-based share awards and can “vest” certain awards to executive officers, at its discretion. In fiscal 2011, all awards vested in accordance with the applicable performance period or vesting schedule or in accordance with the terms of the executives' equity grant award agreements.

Tax and Accounting Considerations

The Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, the Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

For a discussion of the Management Development and Compensation Committee’s objectives, discretion and criteria for setting compensation, see “Compensation Discussion and Analysis” beginning on page 13 of this proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(1)(5)	Total ($)
Bruno Guilmart President and Chief Executive Officer	2011	667,689	926,000	1,693,742	1,258,032	379,160	4,924,623
	2010	3,370	—	3,159,861	—	—	3,163,231

Jonathan Chou Senior Vice President, Chief Financial Officer and Principal Accounting Officer	2011	235,418	180,000	884,202	283,024	158,223	1,740,867

Michael Morris* Former Vice President and Chief Financial Officer	2011	102,605	—	—	72,805	437,607	613,017
	2010	301,759	—	290,000	209,912	7,731	809,402
	2009	220,853	—	48,628	22,834	7,278	299,593

Charles Salmons Senior Vice President, Engineering	2011	327,122	—	388,659	396,561	18,321	1,130,663
	2010	339,703	—	274,311	340,658	33,257	987,929
	2009	298,795	—	223,650	38,494	25,013	585,952

T.C. Mak Vice President, Worldwide Sales	2011	255,509	—	664,148	265,251	43,682	1,228,590

Alan Schindler Senior Vice President, Global Operations	2011	269,697	—	2,161,350	319,888	234,976	2,985,911

Christian Rheault* Former Senior Vice President, Business Operations	2011	343,059	—	633,467	367,483	925,347	2,269,356
	2010	320,382	—	551,290	351,681	294,410	1,517,763
	2009	267,633	—	355,000	34,267	121,084	777,984

Shay Torton* Former Senior Vice President, Worldwide Operations	2011	256,324	—	—	210,938	574,167	1,041,429
	2010	316,721	—	195,065	245,598	142,807	900,191
	2009	278,602	—	223,650	27,496	125,929	655,677

*	Mr. Morris served as Vice President and Chief Financial Officer of the Company until December 12, 2010, and he remained with the Company until January 21, 2011. Mr. Rheault was notified on May 18, 2011 that his Employment Agreement with the Company would not be extended or renewed, and his last day with the Company was August 1, 2011. Mr. Torton served as Senior Vice President, Global Operations until April 1, 2011, and he remained with the Company as Senior Vice President until June 30, 2011.
(1)	Under the terms of his offer letter, Mr. Guilmart receives a base salary of an amount in Singapore dollars equal to US$615,000 per annum converted using the 30 day average exchange rate on the date of his letter, payable in accordance with Company practice. Under the terms of his letter agreement, Mr. Chou receives a base salary of an amount in Singapore dollars equal to US$285,000 per annum converted using the 30 day average exchange rate on the date of his letter. The total amount paid to each of Mr. Guilmart and Mr. Chou in Singapore dollars in fiscal 2011 was: Mr. Guilmart: SG$841,689; Mr. Chou: SG$296,768. For the purpose of this table, those amounts have been translated from Singapore dollars back to U.S. dollars using the average conversion rate for fiscal 2011 of $1.2606. Mr. Guilmart joined the Company at the end of fiscal 2010, and his compensation for fiscal 2010 has been translated from Singapore dollars back to U.S. dollars using the average conversion rate for October 2010 of $1.3686.
(2)	Mr. Guilmart received a cash payment of $726,000 as a new-hire award for being assigned to the Company’s headquarters in Singapore in accordance with the terms of his offer letter. In addition, the Committee exercised its discretion to increase Mr. Guilmart’s payment under the OIC Plan in the fourth quarter of fiscal 2011 by $200,000, which is included in this column. The Committee approved this increase to recognize Mr. Guilmart’s outstanding performance during fiscal 2011 relative to his objectives set by the board of directors upon his hire. These objectives focused on (1) a successful transition of the Company’s headquarters to Singapore, (2) timely and effective staffing of Singapore-based executives (with the goal of increasing diversity of Asian representation among the executive officers) and (3) effectively and efficiently meeting market demand and new opportunities in fiscal 2011 to optimize the performance of the Company’s business and, in particular, to drive market leadership for the Company’s Cu Bonding product. As an incentive Mr. Chou to join the Company, Mr. Chou received a conditional cash payment of $150,000 on his start date in accordance with the terms of his offer letter. This payment was made to Mr. Chou in Singapore dollars using the December 2010 month-end conversion rate of $1.283. Mr. Chou also received an additional $15,000 in each of the second and third quarters of fiscal 2011 in recognition of his performance during the transition of the Company’s finance functions from the U.S. to Singapore and for building the Company’s finance team in Singapore. These payments were made to Mr. Chou in Singapore dollars using the exchange rate in effect at the end of each applicable fiscal quarter.
(3)	The amounts included in the “Stock Awards” column represent the full grant date fair value of the grants in fiscal 2009, 2010 and 2011 related to performance-based stock awards, calculated in accordance with ASC No. 718, Compensation, Stock Compensation. “Stock Awards” include performance-based stock awards and time-based stock awards. For fiscal 2011 and 2010, the amounts reported for performance-based stock awards are valued using the Monte Carlo valuation method. For fiscal 2011, these values are as follows: Mr. Guilmart, $1,693,742; Mr. Chou, $700,868; Mr. Morris, $0; Mr. Salmons, $308,783; Mr. Mak, $469,466; Mr. Schindler, $1,542,375; Mr. Rheault, $633,467; and Mr. Torton, $0. Assuming maximum performance of 200%, the full grant date fair value of performance-based stock awarded in fiscal 2011 would have been: Mr. Guilmart, $3,387,484; Mr. Chou, $1,401,736; Mr. Morris, $0; Mr. Salmons, $617,566; Mr. Mak, $938,932; Mr. Schindler, $3,084,750; Mr. Rheault, $1,266,934; and Mr. Torton, $0. For fiscal 2010, these values are as follows: Mr. Guilmart $0; Mr. Morris $166,750; Mr. Salmons $201,100; Mr. Rheault $223,445; and Mr. Torton $143,005. Assuming payout at maximum performance of 200%, the full grant date fair value of performance-based stock awarded in fiscal 2010 would have been: Mr. Guilmart $0; Mr. Morris $246,500; Mr. Salmons $297,279; Mr. Rheault $330,310; and Mr. Torton $211,398. For fiscal 2009, the amounts reported for performance-based stock awards are valued using the closing price of the Company’s stock on the date of grant assuming payout at 100% of target performance. These values are as follows: Mr. Morris, $12,155; Mr. Salmons, $111,825; Mr. Rheault $237,850; and Mr. Torton $111,825. At the end of the most recent fiscal year, the compensation cost recognized by the Company for the performance-based stock awards for fiscal 2009 was measured assuming payout at 98% of target performance. See the “Grants of Plan-Based Awards Fiscal 2011” table for additional information regarding the full grant date fair value for the fiscal 2011 awards.
(4)	The amounts in the this column for Mr. Guilmart and Mr. Chou reflect the U.S. dollar value earned under the OIC Plan. Mr. Guilmart and Mr. Chou were paid an equivalent amount in Singapore dollars using exchange rate in effect at the end of each applicable fiscal quarter.
(5)	The Company provides expatriate, relocation and transition benefits when appropriate. In fiscal 2011, Mr. Guilmart received a $250,000 relocation allowance, $97,711 for housing, maintenance of his ASFE-Mobility Benefit Plan and tax preparation and filing advice. Mr. Chou received a $33,498 relocation allowance, $60,000 for housing, $58,155 for his children’s school tuition, global medical coverage and tax preparation and filing advice. Mr. Mak received a relocation allowance, an automobile allowance and tax preparation and filing advice. Mr. Schindler received a lump-sum cash payment of $150,000 upon the beginning of his long-term assignment to the Company’s headquarters in Singapore as a relocation allowance, $47,596 for housing, home leave airfare, global medical coverage and tax preparation and filing advice. Mr. Rheault received a $37,834 relocation allowance, $92,400 for housing, a $49,369 cost of living allowance, $40,716 for a vehicle lease, reimbursement for his children’s school tuition, club dues, global medical coverage and tax preparation and filing advice. Mr. Torton received a $79,467 housing allowance, reimbursement for his children’s school tuition and an automobile allowance.

Amounts also include severance payments to Messrs. Morris, Rheault and Torton that accrued in fiscal 2011. In accordance with the terms of the Company’s Officer Plan, Mr. Morris will receive severance of $432,600, in an amount equal to 18 months’ base salary, and Mr. Torton will receive severance of $457,500, also in an amount equal to 18 months’ base salary. Under the Officer Plan, severance payments are paid (i) in a lump sum payment equal to six months’ base salary, paid on the date that is six months after the officer’s last day for employment and (ii) thereafter, on regularly scheduled pay dates for 12 months. For more information on the Officer Plan, see page 35. In accordance with the terms of his employment agreement, Mr. Rheault will receive severance of $678,080, in an amount equal to 24 months’ base salary, payable in the form of salary continuation in equal installments over the severance period. Mr. Torton’s letter agreement also provided he would be retirement-eligible under the Company’s applicable equity incentive compensation plans, and, as a result, an equity award valued at $26,146 vested upon his termination. For additional information on these severance arrangements, see page 36.

Amounts also include 401(k) Plan Company matching contributions and the taxable value of life insurance benefits for Messrs. Morris, Salmons, Mak, Schindler, Rheault and Torton.

GRANTS OF PLAN-BASED AWARDS
FISCAL 2011

For a discussion of the Company’s plan-based awards and the Management Development and Compensation Committee’s objectives, discretion and criteria for granting awards, see “Compensation Discussion and Analysis” beginning on page 13 of this proxy statement.

No awards were made in fiscal 2011 under the OIC Plan that will result in future pay-outs. The following table shows all plan-based awards granted to the named executive officers during fiscal 2011. The stock awards identified in the table are also reported in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table, which follows this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bruno Guilmart	12/13/2010				0	159,787	319,574		1,693,742
	10/1/2011	0	615,000	1,230,000
Jonathan Chou	12/13/2010				0	48,824	97,648		517,534
	12/13/2010							24,412	183,334
	10/1/2011	0	185,250	370,500
Michael Morris	—	—	—	—	—	—	—	—	—
Charles Salmons	12/13/2010				0	21,595	43,190		228,907
	12/13/2010							10,636	79,876
	10/1/2011	0	212,633	425,266
T.C. Mak	12/13/2010				0	25,923	51,846		274,784
	12/13/2010							25,923	194,682
	10/1/2011	0	141,641	283,282
Alan Schindler	4/1/2011				0	67,500	135,000		923,400
	4/1/2011							67,500	618,975
	10/1/2011	0	182,000	364,000
Christian Rheault	—	—	—	—	—	—	—	—	—
Shay Torton	—	—	—	—	—	—	—	—	—

(1)	Awards under the OIC Plan are paid at the end of each fiscal quarter based on performance metrics for the quarter, as described above in “Compensation Discussion and Analysis” starting on page 13. The actual payments under these awards are reported above in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation”. In addition, an incremental payment of $200,000 received by Mr. Guilmart pursuant to an exercise of the Committee’s discretion under the OIC Plan is reported above in the “Summary Compensation Table” in the column entitled “Bonus”.
(2)	Represents target and maximum number of shares that will be awarded if all performance-based share awards are earned at the end of the performance period. The performance targets valuation and resulting awards are disclosed above in “Compensation Discussion and Analysis” starting on page 13.

Employment Agreements

In August 2010, the Company entered into an offer letter to Bruno Guilmart, which is described under “Chief Executive Officer Compensation” on page 25. The Company also entered into a Change of Control Agreement with Mr. Guilmart on the terms described on page 37. Mr. Guilmart also is subject to the Company’s Executive Plan and recoupment policy.

On November 16, 2010, the Company appointed Jonathan Chou as Senior Vice President and Chief Financial Officer effective December 13, 2010. Pursuant to an offer letter dated November 16, 2010, Mr. Chou receives an annual base salary equal to US$285,000 per annum converted using the 30 day average exchange rate on the date of his letter, payable in accordance with Company practice in Singapore Dollars. Mr. Chou is eligible to receive a bonus of up to 65% of his base salary based on the achievement of certain performance targets as described in the “Cash Incentive Plan” beginning on page 18. The Company also granted Mr. Chou performance share units with a value at target equal to US$366,000 pursuant to the terms of the 2009 Equity

Plan and the Equity Incentive Compensation Program. These performance share unit awards will vest based on shareholder return under the SOXX Index as described under “Equity Incentive Compensation” beginning on page 20. Mr. Chou was also granted restricted share units with a value equal to US$184,000 under the 2009 Equity Plan. These restricted share units will vest in three equal installments on each of the next three anniversaries of the grant date. To incentivize Mr. Chou to join the Company, he also received a conditional cash payment of US$150,000. This cash payment was required to be returned to the Company if, within one year of his start date, Mr. Chou’s employment with the Company had been terminated for “cause” or Mr. Chou terminated his employment for any reason other than “good reason” (as such terms are defined in the Executive Plan). Additionally, Mr. Chou was reimbursed for the actual cost of his relocation expenses, and he will receive a housing allowance of SGD$10,000 per month for 24 months beginning in June 2011, an education subsidy equal to 50% of the cost of education for his children for 48 months, and tax preparation and filing assistance for 2010 through 2012. The Company also entered into a Change of Control Agreement with Mr. Chou on the terms described on page 37. Mr. Chou also is subject to the Company’s Executive Plan and recoupment policy.

On March 9, 2011, the Company entered into a letter agreement with Alan Schindler in connection with his long-term assignment to the Company’s headquarters in Singapore. Under the letter agreement, Mr. Schindler will serve as Senior Vice President of Global Operations for a three-year term. Mr. Schindler will receive an annual base salary of US$280,000 and is eligible to receive a bonus of up to 65% of his base salary based on the achievement of certain performance targets as described in the “Cash Incentive Plan” beginning on page 18. Mr. Schindler was granted 67,500 performance share units pursuant to the terms of the 2009 Equity Plan and Equity Incentive Compensation Program. These performance share units will cliff-vest 36 months from the anniversary of the award date based on shareholder return under the SOXX Index as described under “Equity Incentive Compensation” beginning on page 20. Mr. Schindler was also granted 27,000 restricted share units under the 2009 Equity Plan, which will cliff-vest 36 months from the grant date. This award is subject to additional performance conditions and will vest based upon satisfaction of the following specific criteria relating to his assignment, as determined and approved by the Committee. First, Mr. Schindler must remain employed with the Company until April 1, 2014, and second, Mr. Schindler is expected to hire and train his replacement in three years or, based upon mutual agreement with the Company, extend his employment with the Company. Mr. Schindler was also granted 40,500 restricted share units under the 2009 Equity Plan, which will vest ratably over 36 months, with one-third vesting on each anniversary of the grant date. Following these initial equity awards, Mr. Schindler will not be entitled to additional equity grants during his three-year assignment. Mr. Schindler also received a lump-sum cash payment of US$150,000 upon the beginning of his assignment as a relocation allowance. This payment must be returned to the Company if Mr. Schindler’s employment with the Company is terminated for “cause” or Mr. Schindler terminates his employment for any reason other than “good reason” (as such terms are defined in the Officer Plan) before the end of his three-year assignment in Singapore. Mr. Schindler is also eligible to receive an incremental performance bonus of US$150,000 payable in three equal installments of the anniversary date of the start of his assignment in Singapore, subject to performance of goals and objectives as approved by the Committee. These goals and objectives include designing and implementing a total quality culture/process for the Company’s manufacturing operations and creating a long-term plan for the Company’s facilities in Asia. Additionally, Mr. Schindler received reimbursement for the actual cost of his relocation expenses and will receive a housing allowance of SGD$10,000 per month for the duration of his assignment, reimbursement for roundtrip economy airfares between the U.S. and Singapore, and tax preparation and filing assistance for the duration of his assignment. The Company also entered into a Change of Control Agreement with Mr. Schindler on the terms described on page 37. Mr. Schindler is also subject to the Company’s Officer Plan and recoupment policy.

After the end of fiscal 2011, the Company entered into a letter agreement dated October 26, 2011 with T.C. Mak in connection with his assignment in Hong Kong. Under the letter agreement, Mr. Mak will continue to serve as Vice President of Global Sales for a period of 36 months, beginning on February 16, 2011. Mr. Mak will receive an annual allowance of US$25,000 to cover duplicate housing expenses and the cost of travel for his family. He will also be eligible for global health coverage as provided to other executives of the Company located outside of the U.S. In addition, Mr. Mak will receive tax filing assistance. Mr. Mak is also subject to the Company’s Officer Plan and recoupment policy.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at October 1, 2011, the last day of fiscal 2011. The amounts reported under the “Stock Awards” column are included in the “Summary Compensation Table” under “Stock Awards” to the extent included in the amount of compensation cost recognized by the Company in fiscal 2011 for financial statement reporting purposes, as calculated in accordance with ASC No. 718, Compensation, Stock Compensation. The stock awards reported in the “Grants of Plan-Based Awards Fiscal 2011” table above are also reported in this table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)	Grant Date
Bruno Guilmart	—	—	—	—	—	—	—	159,787	$1,192,011	12/13/2010
	—	—	—	—	—	285,948	$2,133,172	—	—	10/1/2010
Jonathan Chou	—	—	—	—	—	—	—	48,824	$364,227	12/13/2010
	—	—	—	—	—	24,412	$182,114	—	—	12/13/2010
Michael Morris	—	—	—	—	—	—	—	9,722	$72,526	10/29/2009
Charles Salmons	42,000	—	—	$16.12	11/21/2011	—	—	—	—	—
	41,000	—	—	$12.05	10/8/2013	—	—	—	—	—
	—	—	—	—	—	—	—	31,500	$234,990	10/8/2008
	—	—	—	—	—	—	—	30,150	$224,919	10/29/2009
	—	—	—	—	—	—	—	21,595	$161,099	12/13/2010
	—	—	—	—	—	10,498	$78,315	—	—	10/8/2008
	—	—	—	—	—	9,899	$73,847	—	—	10/29/2009
	—	—	—	—	—	10,636	$79,345	—	—	12/13/2010
T.C. Mak	22,000	—	—	$16.12	11/21/2011	—	—	—	—	—
	30,000	—	—	$12.05	10/8/2013	—	—	—	—	—
	6,500	—	—	$8.74	10/3/2017	—	—	—		—
	—	—	—	—	—	—	—	2,496	$18,620	10/8/2008
	—	—	—	—	—	—	—	20,000	$149,200	10/29/2009
	—	—	—	—	—	—	—	25,923	$193,386	12/13/2010
	—	—	—	—	—	2,495	$18,613	—	—	10/8/2008
	—	—	—	—	—	13,332	$99,457	—	—	10/29/2009
	—	—	—	—	—	25,923	$193,386	—	—	12/13/2010
Alan Schindler	12,000	—	—	$16.12	11/21/2011	—	—	—	—	—
	16,000	—	—	$12.05	10/8/2013	—	—	—	—	—
	—	—	—	—	—	—	—	2,500	$18,650	10/8/2008
	—	—	—	—	—	—	—	7,500	$55,950	10/29/2009
	—	—	—	—	—	—	—	67,500	$503,550	4/1/2011
	—	—	—	—	—	2,499	$18,643	—	—	10/8/2008
	—	—	—	—	—	4,999	$37,293	—	—	10/29/2009
	—	—	—	—	—	27,000	$201,420	—	—	4/1/2011
	—	—	—	—	—	40,500	$302,130	—	—	4/1/2011
Christian Rheault	21,000	—	—	$16.12	11/21/2011	—	—	—	—	—
	20,000	—	—	$12.05	10/8/2013	—	—	—	—	—
	—	—	—	—	—	—	—	19,542	$145,783	10/29/2009
Shay Torton	23,000	—	—	$16.12	11/21/2011	—	—	—	—	—
	16,000	—	—	$12.05	10/8/2013	—	—	—	—	—
	—	—	—	—	—	—	—	28,000	$208,880	10/8/2008
	—	—	—	—	—	—	—	11,911	$88,856	10/29/2009

(1)	Number of shares represents common shares underlying time-based restricted stock awards. Time-based restricted stock awards vest in 1/3 increments on each of the first three anniversaries of the grant date, except that Mr. Schindler’s grant of 27,000 restricted stock unit awards on April 1, 2011 will cliff vest 36 months from the grant date, to the extent that specific objectives relating to his assignment in Singapore have been achieved.
(2)	Number of shares represents common shares underlying performance share awards, assuming all are earned at target performance levels at the end of the applicable performance periods. Performance share awards cliff vest at the end of the three-year performance period following the grant date to the extent performance goals are achieved, except that each of Mr. Schindler’s grant of 67,500 performance share unit awards on April 1, 2011 and Mr. Chou’s grant of 48,824 performance share unit awards on December 13, 2010 will cliff vest 36 months from the respective grant dates.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2011

The following table reports all exercises of stock options by the named executive officers and all the vesting of stock awards of the named executives officers in fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruno Guilmart	—	$—	218,017	$1,768,157
Jonathan Chou	—	—	—	—
Michael Morris	51,150	$72,099	17,998	$132,806
Charles Salmons	27,529	$54,603	38,250	$320,214
T.C. Mak	39,083	$152,330	13,863	$103,071
Alan Schindler	1,099	$286	7,501	$55,181
Christian Rheault	63,850	$148,345	75,256	$662,935
Shay Torton	42,750	$100,421	35,057	$296,366

POTENTIAL PAYMENTS UPON TERMINATION

Executive Severance Pay Plan

On August 9, 2011, the Committee adopted the Company’s Executive Severance Pay Plan (the “Executive Plan”). The Executive Plan applies to those Company officers who have been proposed by management to participate in the Executive Plan and approved to participate in the Executive Plan by the Committee. Mr. Guilmart and Mr. Chou are covered under the Executive Plan. The Executive Plan does not apply to those officers covered under the Company’s Officer Severance Pay Plan (described below) or those covered under a separate severance arrangement with the Company.

The Executive Plan provides for severance payments and benefits to covered officers whose employment is terminated by the Company without “Cause” and to any covered officer who terminates his or her employment for “Good Reason.” For the purposes of the Executive Plan, “Cause” means (i) intentional dishonesty, (ii) physical or mental incapacity or (iii) willful refusal to perform his or her duties persisting at least 30 days after written notice. “Good Reason” means, without the officer’s consent, (i) any substantial diminution in the position or authority of the officer which is inconsistent with the officer’s then current position or authority, (ii) reduction of the officer’s base salary (other than a percentage reduction applicable to all other officers) or exclusion of the officer from compensation or benefit plans made available to other officers in his or her salary grade, (iii) any requirement by the Company that the officer relocate his or her primary office or location to any office or location more than 30 more miles away from the officer’s then current primary office or location (except in connection with termination of expatriate assignments), and (iv) failure by any successor to the Company to expressly adopt the Executive Plan. The severance payments and benefits under the Executive Plan are as follows:

•	An amount equal to six months’ base salary as of the last day of such officer’s employment. However, if the officer enters into a general release in favor of the Company, the Company will instead pay the following:
º	24 months’ base salary, in the case of the Chief Executive Officer;
º	18 months’ base salary, in the case of the Chief Financial Officer; and
º	12 months’ base salary, in the case of all other officers.

•	Continuation of medical, prescription drug, dental and vision benefits, including for covered dependents, for the number of months severance is paid at the same contribution rate as active employees.
•	Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider.
•	Incentive awards and/or bonuses and equity compensation in accordance with the applicable plans.

Severance payments will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following an officer’s termination date. If the officer is subject to U.S. income tax, severance payments will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months’ base salary and (ii) thereafter, the officer will receive any remaining severance payments in accordance with such officer’s regularly scheduled pay dates.

Under the Executive Plan, the Company will not pay any severance payment or benefit to an officer terminated by the Company in connection with a divestiture of a business if the officer receives an offer of employment from the purchaser (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of the officer’s targeted annual cash compensation at the Company on the last day of employment. For the purposes of this calculation, the Company targeted annual cash compensation does not include any special bonus or other amount payable or paid to the officer in connection with the disposition of the divested business. In addition, the officers are subject to noncompetition and nonsolicitation provisions which, if breached, will permit the Company to discontinue severance payments.

Officer Severance Pay Plan

On August 9, 2011, the Committee approved an amendment and restatement of the Company’s Officer Severance Pay Plan (the “Officer Plan”) to continue to provide severance benefits to three officers who are currently covered under this plan and who are not covered under the Company’s Executive Plan (described above). Mr. Salmons, Mr. Mak and Mr. Schindler are subject to the Officer Plan. The Officer Plan provides for severance payments and benefits which are generally similar to the severance payments and benefits provided for under the Executive Plan, except that a covered officer is eligible to receive an amount equal to 18 months’ base salary, provided that the officer enters into a general release in favor of the Company.

SEVERANCE AND EQUITY COMPENSATION IF TERMINATED (NO CHANGE IN CONTROL)

The following table presents maximum payment amounts under the Company’s Executive Plan or Officer Plan, as applicable to each officer, and the values of equity awards under the Company’s equity plans for our named executive officers, other than Mr. Morris, Mr. Rheault and Mr. Torton, had they been terminated without cause or resigned for good reason on October 1, 2011 (outside of the context of a change in control). The nature and amount of the benefits payable to Mr. Morris, Mr. Rheault and Mr. Torton are described in the narrative below the table.

Name	Cash Severance(1)	Time-based Share Awards(2)	Performance-based Share Awards(3)	Total
Bruno Guilmart	$1,335,378	$—	$298,003	$1,633,381
Jonathan Chou	$439,024	$45,528	$91,057	$575,609
Charles Salmons	$490,691	$53,678	$412,435	$956,804
T.C. Mak	$386,293	$93,925	$161,772	$641,990
Alan Schindler	$420,000	$101,013	$137,803	$658,816

(1)	Messrs. Guilmart and Chou are covered under the Executive Plan, described on page 34. Messrs. Salmons, Mak and Schindler are covered under the Officer Plan, described on page 35. Amounts equal the following months of base salary, payable in accordance with the Executive Plan or Officer Plan, as applicable: Mr. Guilmart: 24 months; and Messrs. Chou, Salmons, Mak and Mr. Schindler: 18 months.
(2)	Time-based share awards granted under the 2009 Equity Plan can vest pro rata on an accelerated basis based on full months worked upon an involuntary termination without cause.

(3)	Performance-based share awards granted under the 2009 Equity Plan can vest pro rata based on full months worked upon an involuntary termination without cause based on actual achievement of performance goals as determined at the end of the three-year performance period. Values assume achievement of performance goals resulting in 100% vesting of performance-based shares. Value of shares is equal to the closing price of the Company’s stock of $7.46 on September 30, 2011.

Under the Executive Plan and the Officer Plan, no severance payments are payable upon death or disability. However, upon retirement or other termination, if the officer is retirement-eligible, any unvested stock options held by such officer are accelerated and the officer would have 12 months in which to exercise such options. If the officer is terminated and does not qualify for retirement, any vested stock options as of the date of termination would be given an additional three-month grace period in which the officer could exercise them. Additionally, all performance-based share awards will vest pro rata at the completion of the performance period upon death, disability or retirement.

As a consequence of the relocation of the Company’s headquarters to Singapore, it was determined by the Committee that retaining senior executives who would not be relocating to Singapore until such time as their replacements in Singapore were employed was critical to a successful transition and the effective operation of the Company. As a result, agreements were put in place for several executives that provided competitive termination benefits, including vesting of time-based (but specifically not performance-based) restricted stock grants. Mr. Morris and Mr. Torton left the Company on January 21, 2011 and June 30, 2011, respectively. In accordance with a letter agreement with Mr. Morris dated November 16, 2010, Mr. Morris received severance of $432,600, in an amount equal to 18 months’ base salary, consistent with the terms of the Company’s Officer Plan, described at page 35. Under the Officer Plan, severance payments are paid (i) in a lump sum payment equal to six months’ base salary, paid on the date that is six months after the officer’s last day for employment and (ii) thereafter, on regularly scheduled pay dates for 12 months. In addition, upon Mr. Morris’ termination, the vesting of a time-based restricted equity award valued at $12,432 was accelerated consistent with the Company’s policy for “transition” officers and in accordance with his equity grant award agreement. In accordance with a letter agreement with Mr. Torton dated March 15, 2011, Mr. Torton received severance of $457,500, in an amount equal to 18 months’ base salary, consistent with the terms of the Company’s Officer Plan and payable on the schedule described above. Mr. Torton’s letter agreement also provided he would be retirement-eligible under the Company’s applicable equity incentive compensation plans, and, as a result, a time-based restricted equity award valued at $26,146 vested upon his termination. Mr. Torton also participated in the OIC Plan described at page 18 for the second and third quarters of fiscal 2011 and received $75,106 and $75,564 for those quarters, respectively. Mr. Torton will be reimbursed for certain relocation expenses if he opts to relocate back to Israel within 14 months of his departure from the Company. Mr. Morris and Torton are also eligible to participate in the Company’s benefit programs during their respective severance period. In addition, Mr. Morris and Mr. Torton are subject to noncompetition and nonsolicitation covenants.

Mr. Rheault served as Senior Vice President, Business Operations until May 18, 2011 and remained with the Company until August 1, 2011. Mr. Rheault received severance of $678,080, in an amount equal to 24 months’ base salary, and early vesting of $294,369 of time-based restricted equity received prior to his assignment, consistent with the severance and benefits for a termination of employment without cause under his employment agreement and his equity grant award agreement. For the purposes of Mr. Rheault’s employment agreement, “cause” meant intentional dishonesty or willful refusal to perform his duties persisting at least 30 days after written notice. Mr. Rheault’s severance amount will be payable in the form of salary continuation in equal installments over the severance period. In addition, Mr. Rheault will receive repatriation assistance and is subject to customary confidentiality, non-compete and non-solicitation covenants.

SEVERANCE AND EQUITY COMPENSATION AFTER CHANGE IN CONTROL

The following table presents maximum payment amounts under the Change in Control Agreements or 2009 Agreements, as applicable to each officer, other than Mr. Morris, Mr. Rheault and Mr. Torton, had they been terminated on October 1, 2011 after a change in control, and the values of equity awards under the Company’s equity plans for executive officers if a change in control occurred on October 1, 2011.

Name	Change of Control Agreement(1)	Performance-based Share Awards(2)	Time-based Restricted Stock Awards(2)	Total
Bruno Guilmart	$2,670,757	$1,192,011	$2,133,172	$5,995,940
Jonathan Chou	$724,389	$364,227	$182,114	$1,270,730
Charles Salmons	$809,641	$539,787	$231,506	$1,580,934
T.C. Mak	$598,755	$307,328	$311,455	$1,217,538
Alan Schindler	$462,000	$557,946	$559,485	$1,579,431

(1)	Messrs. Guilmart, Chou and Schindler are covered under the form of Change of Control Agreement described below. Messrs. Salmons and Mak are covered under the 2009 Agreements described on page 38. For those officers covered under the Change of Control Agreement, amounts assume the executive officer is terminated within 18 months of a Change in Control and provide the following number of months of payout of the Benefit Amount described on page 38: Mr. Guilmart: 24 months; Mr. Chou: 18 months; and Mr. Schindler: 12 months. For the officers covered under the 2009 Agreements, amounts assume the officer is terminated within 18 months of the change of control and provide the following number of months of payment of total target compensation (base salary and target bonus): Mr. Salmons and Mr. Mak: 18 months.
(2)	For equity granted under the 2008 Equity Plan, performance-based stock awards and time-based stock awards vest 100% immediately upon a change in control. For equity granted under the 2009 Equity Plan, if the surviving entity does not assume all of the outstanding awards, time-based restricted stock awards vest immediately upon a change in control and the performance requirements (but not the service period) are waived for performance-based stock awards and awards are payable in cash at target performance. If the awards are assumed and the executive is terminated involuntarily without cause within a 24-month period of the event, time-based stock awards vest upon termination and performance-based stock award amounts are pro rated based on full months worked and adjusted at the end of the vesting period for performance. The values above assume 100% target performance. Value of shares is based on the closing price of $7.46 on September 30, 2011.

Change of Control Arrangements

On August 9, 2011, the Committee approved a new form of Change of Control Agreement (“Change of Control Agreement”) to be entered into with its executive officers, including Mr. Guilmart, Mr. Chou and Mr. Schindler. The Company also plans to use the Change of Control Agreement to replace the existing change of control agreements (the “2009 Agreements” described below) previously entered into with Mr. Salmons and Mr. Mak upon the expiration of those agreements in March 2012. The Change of Control Agreement provides for benefits in the event of the termination of an officer’s employment under certain circumstances following a change of control. Under the Change of Control Agreement a “Change of Control” includes (i) the acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (ii) an acquisition of all or substantially all of the assets of the Company; (iii) when the individuals who, at the beginning of a two-year period, were members of the Company’s board of directors, cease for any reason to constitute at least a majority of the original board of directors (unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least 75 percent of the original board of directors); or (iv) a consummation by the Company of a merger, consolidation or share exchange, as a result of which the shareholders immediately before the event will not hold a majority of the voting power immediately after such event.

An officer who is a party to a Change of Control Agreement and whose employment is terminated by the Company for any reason other than cause, or by the officer for good reason (as provided in the Change of Control Agreement), within 18 months after a Change of Control, will receive the following payments and benefits:

•	Termination pay equal to the benefit multiple assigned to the officer times the sum of the officer’s annual base salary and his targeted cash incentive (the “Benefit Amount”) provided that any Benefit Amount may be reduced to $10 less than the amount which would subject the officer to excise tax with respect to such payment under Section 4999 of the Code or would make payment thereof non-deductible by the Company under Section 280G of the Code;
•	Continuation of medical, prescription drug, dental, and vision benefits for number of months for which the Benefit Amount is payable for the officer, officer’s spouse and dependent children at the same premium rate as in effect prior to the officer’s termination date;
•	Continuation of eligibility to participate in the Company’s life insurance program for a maximum of six months after the last day of the officer’s employment, if permitted by the life insurance provider; and
•	Equity compensation in accordance with the applicable plans.

The benefit multiple and number of months of payment for executive officers are:

Position	Benefits Multiple	Number of Months
Chief Executive Officer	2x	24
Chief Financial Officer	1.5x	18
Other Executive Officers	1x	12

Payment of the full Benefit Amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into a general release, the officer will only be entitled to six months of any Benefit Amount. The Benefit Amount will be paid for the specified number of months on regularly scheduled pay dates beginning within 60 days following the officer’s termination date. If the officer is subject to U.S. income tax, the Benefit Amount will be paid as follows: (i) on the first business day following the six-month anniversary of the officer’s last day of employment, the officer will receive a lump sum payment equal to six months of the Benefit Amount and (ii) thereafter, the officer will receive any remaining Benefit Amount in accordance with such officer’s regularly scheduled pay dates for the officer’s specified number of months.

If the officer is terminated upon a Change of Control, the officer is only entitled to the Benefit Amount under the Change of Control Agreement and not pursuant to any other severance plan or similar program. In addition, under the Change of Control Agreement, the officers are subject to certain confidentiality provisions.

Previously, on March 25, 2009, the Company entered into the 2009 Agreements with its then-current executive officers, other than Mr. Morris. The 2009 Agreements provide for benefits in the event of the termination of an officer’s employment under certain circumstances following a “Change of Control” (having the same meaning as described above). The officers party to the 2009 Agreements and whose employment is terminated by the Company for any reason other than cause, or by the officer for good reason (as provided for in the 2009 Agreements), within 18 months after a Change of Control, will receive payments and benefits similar to those describe above for the new Change of Control Agreement.

Under the 2009 Agreements, the benefit multiple and number of months of payments are:

Name of Officer	Benefits Multiple	Number of Months
Charles Salmons	1.5x	18
T.C. Mak	1.5x	18

Payment of the full benefit amount is subject to the officer entering into a general release in favor of the Company. If the officer does not enter into the general release, the officer will only be entitled to six months of any benefit amount. The benefit amount is payable on the same timeframe as described above for the Change of Control Agreements. Also, if an officer is terminated upon a Change of Control, the officer is only entitled to the benefit amount under the 2009 Agreements and not pursuant to any other severance plan or similar program. In addition, under the 2009 Agreements, the officers are subject to certain confidentiality provisions.

Under the 2009 Equity Plan, the 2008 Plan, the 2001 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “2001 Plan”), the 1999 Nonqualified Employee Stock Option Plan (the “1999 Plan”) and the 1998 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “1998 Plan”) and the 1994 Employee Incentive Stock Option and Non-Qualified Stock Option Plan, as amended (the “1994 Plan”), in the event of a change in control of the Company, all outstanding options become fully vested and exercisable (under the 2009 Equity Plan, if the Company is not the surviving entity). For the purposes of these plans, a change in control includes: (1) an acquisition of voting securities by any person after which such person has beneficial ownership of 50% or more of the voting power of the Company’s outstanding voting securities; (2) the individuals who, as of a date set forth in the applicable plan, were members of the Company’s board of directors cease for any reason to constitute at least two-thirds (majority under the 2009 Equity Plan) of the board of directors (unless the election, or nomination for election by the shareholders, of any new director (75% of new directors under the 2009 Equity Plan) was approved by a vote of at least two-thirds (majority under the 2009 Equity Plan) of the original board of directors); (3) approval by the shareholders of a merger or consolidation in which the shareholders immediately before the merger or consolidation do not own at least 50% of the combined voting power of the outstanding voting securities after the merger or consolidation; (4) approval by the shareholders of a complete liquidation or dissolution of the Company (except in the case of the 2009 Equity Plan) or an agreement for the sale or disposition of all or substantially all the assets; or (5) acceptance by the shareholders of shares in a share exchange in which the shareholders immediately before the share exchange do not own at least 50% of the combined voting power of the outstanding voting securities after the share exchange.

Under the Company’s 2008 Plan, all outstanding performance stock and share unit awards become fully vested upon a change of control. Under the Company’s 2009 Equity Plan, upon a change of control, if the surviving entity does not assume all of the outstanding awards, restricted stock awards and share unit awards become fully vested and the performance requirements for outstanding performance stock awards are waived and such awards vest if the participant is employed by the Company on the last day of the performance period. However, if the surviving entity assumes all of the outstanding awards and the participant is involuntarily terminated without cause within a 24-month period of the change of control, then restricted stock awards and share unit awards become fully vested and any performance stock awards will vest on a prorated basis based on the number of full months worked in the performance period prior to termination and adjusted based on actual performance at the end of the vesting period.

Under the Company’s 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended (the “1997 Director Plan”), if the Company is a party to any merger in which it is not the surviving entity, or any consolidation or dissolution, all outstanding options will vest and terminate and the optionee will receive, in cash, from the Company an amount equal to the fair market value of the common shares subject to his or her outstanding options less the amount which would be required to exercise such options.

DIRECTOR COMPENSATION

The following table presents all compensation paid to the Company’s directors in fiscal 2011. Mr. Guilmart was not paid any additional compensation for serving as a director in fiscal 2011.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Brian R. Bachman	$53,500	$120,017	$173,517
John A. O’Steen	$41,000	$120,017	$161,017
Garrett E. Pierce	$51,000	$120,017	$171,017
MacDonell Roehm, Jr.	$71,000	$120,017	$191,017
Barry Waite	$41,000	$120,017	$161,017
C. William Zadel(2)	$51,000	$120,017	$171,017

(1)	The amounts included in the “Stock Awards” column represent the full grant date fair value of compensation cost recognized by the Company related to stock awards for fiscal 2011.
(2)	Mr. Zadel died in September 2011.

During fiscal 2011, directors who are not officers of the Company received a quarterly cash retainer of $5,000, plus $2,000 for each meeting of the board of directors attended in person and $1,000 for each telephone meeting of the board of directors attended. The Chairman of the Audit Committee was paid an additional annual retainer of $10,000, the Chairman of the Management Development and Compensation Committee was paid an additional annual retainer of $7,500, and the Chairman of the Nominating and Governance Committee was paid an additional annual retainer of $5,000. In addition, committee members were paid $1,000 for each committee meeting attended. Mr. Roehm received an additional annual retainer of $25,000 for serving as chairman of the board of directors. Directors were paid $1,000 for each executive session not held on the date of a board meeting.

The 2009 Equity Plan provides for the grant of common shares to each non-employee director upon initial election to the board of directors and on the first business day of each calendar quarter while serving on the board of directors. Under the 2009 Equity Plan, each non-employee director is granted a number of common shares closest in value to, without exceeding, $30,000 upon his or her initial election to the board of directors and on the first business day of each calendar quarter while serving on the board of directors.

The following stock ownership guidelines apply to the non-employee directors:

•	Each non-employee director should beneficially own common shares of the Company with an aggregate market value of at least $120,000, which currently equates to a multiple of six times the annual retainer for directors;
•	Each current non-employee director other than Mr. Lim, who joined the board of directors in December 2011, has met this guideline. All new directors must meet this guideline within two years after becoming a director of the Company;
•	Shares that count toward satisfaction of the stock ownership guideline include shares owned directly by the director, shares owned jointly by the director and his or her spouse, shares held by the director’s immediate family, and shares held in trust for the benefit of the director or a member of the director’s immediate family. Options or other rights to acquire stock do not count toward satisfaction of the guideline; and
•	Exceptions may be made by the Nominating and Governance Committee of the board of directors in the cases of financial hardship.

ITEM 3 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Act requires the Company to provide our shareholders with the opportunity to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the “Compensation Discussion and Analysis” (beginning on page 13) and the accompanying tabular and narrative disclosure. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. At our 2011 annual meeting, our shareholders voted to approve, on an advisory basis, the compensation of our named executive officers and also approved, on an advisory basis, an annual vote on executive compensation. Based on the voting results, the board of directors has determined to hold a vote on executive compensation at our 2012 annual meeting. The board of directors therefore asks that you approve the compensation of our named executive officers.

The Management Development and Compensation Committee (the “Committee”) and the board of directors value the opinion of our shareholders and will take into account the outcome of the vote when considering future executive compensation matters. Because this vote is advisory, however, it is not binding on the board of directors and will not directly affect or otherwise limit any existing compensation or award arrangements of any of our named executive officers.

We structure our executive compensation program to reward executives for the Company’s performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest our executive officers, including our named executive officers, in the long-term success of the Company. By adhering to these goals, we believe that the application of our compensation program has resulted in executive compensation decisions that are appropriate and that have benefitted the Company over time.

We also understand that certain aspects of our compensation program may need to change over time and therefore, the Committee undertakes to review our compensation program annually. For example, in fiscal 2010, the Committee undertook a review of the Company’s Equity Compensation Incentive Program, improving the program by increasing transparency to shareholders, aligning long-term incentive value for our executives with the value created for shareholders and tying vesting of equity compensation awards to performance relative to shareholder return achieved by an index of similar investments, rather than performance against an absolute metric established based on internal forecasts.

The Company’s executive compensation program has resulted in a performance-oriented environment by making a significant portion of each executive’s cash and equity compensation conditioned on the achievement of performance targets. For example:

•	In general, a majority of the equity awards to senior vice presidents are performance-based awards and a minority of such awards are time-based restricted stock awards, while for the other named executives officers, half of the equity awards are performance-based awards and the other half are time-based restricted stock awards;
•	The vesting of performance shares is tied to total shareholder return relative to the companies comprising the Philadelphia Semiconductor Index, measured over a three-year performance period; and
•	Quarterly cash incentive payments made pursuant to the Company’s Officer Incentive Compensation Plan are based on ROIC targets and on achievement of individual performance objectives.

We also structure our executive compensation program with the appropriate levels and metrics for incentive opportunities, without encouraging executives to take risks that could be considered excessive or unnecessary. For example:

•	Base salaries of the Company’s executive officers range between 28% and 42% of total targeted compensation;
•	The Committee emphasizes long term equity compensation for executive officers with a substantial portion of equity awards granted as performance-based shares, which cliff-vest after the conclusion of a three-year service and performance period if performance goals are achieved;
•	The Committee has adopted stock ownership guidelines requiring stock ownership of three times base salary for the CEO, two times base salary for the Chief Financial Officer and one time base salary for other officers; and
•	The Committee has adopted a recoupment or “clawback” policy regarding the recovery of executive compensation that is based on performance targets relating to the financial results of the Company. Under the policy, if the board of directors or Committee determines that any fraud, gross negligence or intentional misconduct by any executive officer was a significant factor contributing to the Company restating all or a portion of its financial statement(s), then the board of directors or the Committee will take action it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed. The recoupment policy operates in addition to, and not in lieu of, any other rights of the Company to recoup or recover incentive awards under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act.

The Company’s balanced compensation culture and focus on pay for performance is illustrated by the amounts and types of compensation paid to executives.

We invite you to consider the details provided in the “Compensation Discussion and Analysis” (beginning on page 13), as well as the accompanying tabular and narrative disclosure. We are asking our shareholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, the SEC’s executive compensation disclosure rule, in the “Compensation Discussion and Analysis” and the related compensation tables and narrative discussion included in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL
APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning the Company’s equity compensation plans as of October 1, 2011:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders(1)	1,374,410	$10.79	6,397,349
Equity compensation plans not approved by security holders(2)	392,126	$8.84	—
Total	1,766,536	$10.35	6,397,349

(1)	The following equity compensation plans have been approved by our shareholders: the 1994 Plan; the 1997 Director Plan; the 1998 Plan; the 2001 Plan; the 2007 Non-Employee Director Plan, the 2008 Plan and the 2009 Equity Plan.
(2)	The Company’s 1999 Plan is the only current equity compensation plan of the Company that has not been approved by our shareholders. This plan was approved by the board of directors on September 28, 1999 and, under the 1999 Plan, only employees of the Company and its subsidiaries who are not directors or officers were eligible to receive grants. No further grants may be made under the 1999 Plan. The Management Development and Compensation Committee of our board of directors administers the 1999 Plan. The exercise price of options granted under the 1999 Plan is equal to 100% of the fair market value of the Company’s common shares on the date of grant. Options granted under the 1999 Plan are exercisable at such dates as are determined in connection with their issuance, but not later than ten years after the date of grant. The Company last granted options under the 1999 Plan in October 2007. Also includes inducement grants made on January 3, 2007 to new employees of the Company. These inducement awards, which were granted without shareholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), have the following terms: (a) an exercise price of $8.43 per share which is equal to the closing price of shares of the Company’s common stock on January 3, 2007, (b) an expiration date of January 3, 2017 (or February 3, 2017 for residents of certain countries), and (c) a vesting schedule providing that all options vested on January 3, 2008.
(3)	As a result of the adoption of the 2009 Equity Plan, no further awards will be granted under any of the above named plans other than the 2009 Equity Plan, but shares subject to awards currently outstanding under such plans that are terminated, cancelled, surrendered or forfeited may be re-issued in the discretion of the Management Development and Compensation Committee of our board of directors under the 2009 Equity Plan.

CORPORATE GOVERNANCE

Board Matters

The board of directors has determined that directors Brian R. Bachman, Chin Hu Lim, John A. O’Steen, Garrett E. Pierce, MacDonell Roehm, Jr. and Barry Waite are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and the SEC rules. In fiscal 2011, the board of directors met five times, and met six times in executive session.

Each director who served during fiscal 2011 attended all of the board and applicable committee meetings. From time to time, the board of directors acts by unanimous written consent as well. All directors are expected to attend the annual meeting of shareholders. All of the directors attended the 2011 annual meeting of shareholders.

Board Leadership

The Company’s By-laws currently provide that the chairman of the board of directors shall not be a current or former executive officer of the Company. Mr. Roehm currently serves as chairman of the board of directors and previously served as lead independent director from October 2003 until the board of directors approved the separation of the roles of CEO and Chairman in May 2010. The board of directors believes that this leadership structure enhances the independence of the board of directors, increases the effectiveness of the board of directors’ oversight of management, deters conflicts of interest and conflicts of function that may arise when the CEO is also the chairman, and permits our CEO to devote a greater amount of time and concentration to the management and development of the Company and our business.

Board’s Role in Risk Oversight

While management is responsible for risk management in daily operations, the board of directors is responsible for overall risk oversight of the Company. The board of directors oversees risk management and endeavors to understand what risks the Company faces and what steps management takes regarding those risks. The Company’s management periodically reports to the board of directors on the major risks facing the Company. Management performs annual enterprise risk assessments and maintains a strategic risk council, which is comprised of the CEO and his staff, and meets at least quarterly. Management reports the results of its enterprise risk assessment to the board of directors and updates the board of directors at least quarterly on efforts to remediate identified risks. The board of directors discusses these risks with management and has the opportunity to ask questions, offer insights and challenge management to continually improve its risk assessment and management. Various committees of the board of directors also contribute to the risk oversight process. In particular, the Audit Committee focuses on financial risk; the Nominating and Governance Committee focuses on board structure, succession planning and corporate governance risk; and the Management Development and Compensation Committee focuses on creating incentives that encourage a level of risk-taking consistent with the Company’s business strategy and overall tolerance for risk.

Committees of the Board of Directors

The board of directors has a standing Audit Committee, a Management Development and Compensation Committee and Nominating and Governance Committee.

Committee Members

Audit Committee	Management Development and Compensation Committee	Nominating and Governance Committee
Garrett E. Pierce (Chair)	Brian R. Bachman (Chair)	MacDonell Roehm, Jr. (Acting Chair)
MacDonell Roehm, Jr.	Chin Hu Lim(1)	Brian R. Bachman
Barry Waite	John A. O’Steen	John A. O’Steen

(1)	Mr. Lim was appointed to the Management Development and Compensation Committee on December 6, 2011.

Audit Committee

The Audit Committee met ten times during fiscal 2011. The board of directors has determined that all Audit Committee members are independent (as defined by the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act). In addition, the board of directors has determined that MacDonell Roehm, Jr., Garrett E. Pierce and Barry Waite qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee, among other things, appoints the Company’s independent registered public accountants to serve for the following fiscal year, oversees their independence and meets with them to review the scope and results of the audit, considers comments made by the independent registered public accountants with respect to accounting procedures and internal controls and the consideration given thereto by the Company’s management, and reviews internal accounting procedures and controls with the Company’s financial management. The full responsibilities of the Audit Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. While the officers of the Company are responsible for risk management, the Audit Committee oversees audit and financial risk management. The Audit Committee discharges this responsibility on an ongoing basis by questioning management and the Company’s senior internal audit manager on the Company’s major risk exposures and the steps management has taken to identify, monitor, control and mitigate risks. In fiscal 2011, the Audit Committee reviewed an enterprise risk assessment performed by management and the Company’s internal audit department. Progress towards mitigating the major risks identified in the enterprise risk assessment are reviewed by the Audit Committee quarterly.

Management Development and Compensation Committee

All members of the Management Development and Compensation Committee (the “Compensation Committee”) are independent directors (as defined in the Marketplace Rules of the NASDAQ Global Market). The Compensation Committee met ten times during fiscal 2011. The principal duties of the Compensation Committee are to establish the Company’s compensation policies, evaluate and approve compensation arrangements for the executive officers and senior managers of the Company (including establishing base salary, performance targets, eligibility, participation and award levels for incentive compensation plans), to administer the Company’s equity compensation plans and to oversee senior management succession and overall management development. The Compensation Committee may form, and delegate its authority to, subcommittees, as it deems appropriate. The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com.

While the Company’s CEO does not participate in the determination of compensation policies set by the Compensation Committee, the Compensation Committee consults with the CEO in determining compensation levels for each executive officer and takes into consideration the CEO’s assessment of the performance of each executive officer against the factors established by the Compensation Committee. Under the terms of his offer letter, the Compensation Committee determines performance targets for Mr. Guilmart’s annual incentive cash bonus after consultation with him.

The Compensation Committee has engaged Radford, an Aon Hewitt company, for compensation consulting services. The services provided by Radford are described in the “Compensation Discussion and Analysis” at page 13.

In fiscal 2011, the Compensation Committee reviewed an enterprise risk assessment performed by management and the Company’s internal audit department. The Compensation Committee also performed a compensation risk analysis, informed in part by the enterprise risk assessment performed by management. In setting executive compensation, the Compensation Committee analyzes whether compensation is mitigating or exacerbating risks facing the Company.

Nominating and Governance Committee

During fiscal 2011, the Nominating and Governance Committee was comprised of Messrs. Brian R. Bachman and MacDonell Roehm, Jr. Former director C. William Zadel also served as member and chairman of the Committee until his death in September 2011. The board of directors has determined that each of Mr. Bachman and Mr. Roehm is independent (as defined by the Marketplace Rules of the NASDAQ Global Market). The Nominating and Governance Committee met five times during fiscal 2011. The Nominating and

Governance Committee is responsible for (i) establishing criteria for selecting new directors, (ii) identifying, screening and recruiting new directors, (iii) recommending nominees for director to the board and (iv) recommending to the board of directors a set of corporate governance policies for the Company.

Nominations for election as directors are determined by the board of directors after recommendation by the Nominating and Governance Committee. The Nominating and Governance Committee considers candidates for board membership suggested by its members, other board members, management and shareholders. Candidates who have been suggested by shareholders are evaluated in the same manner as other candidates. In addition to suggesting a candidate to the Nominating and Governance Committee, a shareholder may formally nominate a candidate for director by following the procedures for submission of proposals set forth in the section of this proxy statement entitled “Shareholder Proposals.” Board candidates are considered based upon their business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders as well as their personal character, integrity, foresight and judgment. The Nominating and Governance Committee further considers the diversity of a prospective director’s skills, specialized expertise, quality of education, global business experience and acumen. The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on the Company’s website at www.kns.com. The Corporate Governance Guidelines of the Company are also posted on the Company’s website at www.kns.com.

Code of Ethics

The board of directors has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s CEO, Chief Financial Officer, Principal Accounting Officer or Controller, and persons performing similar functions. The Company’s Code of Ethics for Senior Officers is available on the Company’s website at www.kns.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver of, a provision of its code of ethics by posting such information on its website at www.kns.com.

Shareholder Communications with Directors

The board of directors has implemented a process whereby shareholders may send communications directly to the board of directors’ attention. Any shareholder desiring to communicate with the board of directors, or one or more specific members thereof, should communicate in writing addressed in care of the Secretary of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034. The Secretary of the Company has been instructed by the board of directors to promptly forward all such communications to each director.

Management Development and Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee (i) was, during fiscal 2011, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No interlocking relationship existed between any member of the Management Development and Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand.

Certain Relationships and Related Transactions

Under its charter, the Audit Committee of the board of directors is responsible for reviewing any proposed related party transaction. The Audit Committee has adopted a policy generally prohibiting related party transactions. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related parties, as defined in Rule 404(a) of Regulation S-K under the Exchange Act. The Audit Committee or the board of directors have approved transactions on a case-by-case basis, considering the specific facts and circumstances.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, the only persons or groups of persons (within the meaning of Section 13(d) of the Exchange Act) that owned beneficially more than 5% of the outstanding common shares of the Company as of December 19, 2011 were as follows:

Name and Address of Beneficial Owner	Amount (Number of Shares) and Nature of Beneficial Ownership	Percent of Class
Loomis Sayles & Co., L.P.(1) One Financial Center Boston, MA 02111	4,052,523	5.5%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	5,530,283	7.5%

(1)	Based on the information provided pursuant to a statement on Schedule 13G/A filed with the SEC on February 14, 2011. The shareholder reported that it has sole voting power over 3,857,817 shares, shared voting power over 80,460 shares and sole dispositive power over all of the shares. The shareholder disclaims beneficial ownership in the reported shares.
(2)	Based on the information provided pursuant to a statement of Schedule 13G/A filed with the SEC on February 7, 2011. The shareholder reported that it has sole voting power and sole dispositive power over all of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the outstanding common shares, whom the Company refers to collectively as the “reporting persons,” to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of these reports.

Based solely on the Company’s review of the copies of these reports received by it and written representations received from certain of the reporting persons with respect to the filing of reports on Forms 3, 4 and 5, the Company believes that all such filings required to be made by the reporting persons for the fiscal year ended October 1, 2011 were made on a timely basis, except that one Form 4 filing relating to one transaction for each of Jason Livingston, a former executive officer of the Company, and Garrett Pierce was filed late.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011 for filing with the SEC.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE
BRIAN R. BACHMAN, CHAIRMAN
JOHN A. O’STEEN

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to monitor the integrity of the financial statements of the Company, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent registered public accountants, and appoint the independent registered public accountants. The board of directors has determined that each member of the Audit Committee is independent (as defined in the Marketplace Rules of the NASDAQ Global Market and Rule 10A-3(b)(1) under the Exchange Act), has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and is able to read and understand fundamental financial statements. In addition, the board of directors has determined that three members of the Audit Committee during fiscal 2011, Garrett E. Pierce, MacDonell Roehm, Jr. and Barry Waite qualified as “audit committee financial experts” as defined by the SEC.

During fiscal 2011, the Audit Committee met with the senior members of the Company’s management team and the Company’s independent registered public accounting firm for fiscal 2011, PricewaterhouseCoopers LLP, based in the U.S. (“PwC US”). The Audit Committee also met separately with PwC US and separately with the Company’s Chief Financial Officer, Internal Audit Manager and General Counsel. At these meetings, the Audit Committee discussed financial management, accounting, internal controls and legal and compliance matters.

As previously disclosed, in connection with the substantial completion of the transition of the Company’s headquarters and operations to Singapore, the Audit Committee has approved the appointment of PricewaterhouseCoopers LLP, a Singapore based firm (“PwC Singapore”), and the transfer of the engagement from PwC US, as the Company’s independent registered public accounting firm. Both PwC US and PwC Singapore are member firms of PricewaterhouseCoopers International Limited. The change became effective upon the engagement by the Company of PwC Singapore on December 9, 2011. The Audit Committee has reviewed with the Company’s financial management and PwC Singapore the overall audit scope and plans, the results of internal and external audit examinations, evaluations by the independent registered public accountants of the Company’s internal controls and the quality of the Company’s financial reporting.

The reports of PwC US on the financial statements and internal control over the financial reporting of the Company for the fiscal years ended October 1, 2011 and October 2, 2010 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended October 1, 2011 and October 2, 2010 and during the period from October 1, 2011 through December 9, 2011, the Company had (i) no disagreements with PwC US on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to PwC US’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such fiscal years or the subsequent interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Although PwC Singapore performed audit work on components of the Company in support of PwC US audits of the consolidated financial statements and of internal control over financial reporting of the Company for the fiscal years ended October 1, 2011 and October 2, 2010, during the fiscal years ended October 1, 2011 and October 2, 2010 and during the period from October 1, 2011 through December 9, 2011, neither the Company’s corporate management, audit committee nor anyone on its behalf has consulted with PwC Singapore regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that PwC Singapore concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or any reportable even as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC US with a copy of the foregoing disclosures pursuant to Item 304(a)(3) of Regulation S-K, and PwC furnished the Company with a letter addressed to the SEC stating that PwC US agrees with the above statements. A copy of this letter, dated December 9, 2011, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated December 9, 2011.

The Audit Committee reviewed and discussed the audited financial statements included in the Company’s 2011 Annual Report with the Company’s management including, without limitation, a discussion of the quality and not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, as well as in Management’s Discussion and Analysis of Results of Operations and Financial Condition. In addressing the reasonableness of management’s accounting judgments, members of the Audit Committee asked for and received management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and independent registered public accountants their general preference for conservative policies when a range of accounting options is available.

In its meeting with representatives of PwC US, the Audit Committee asked for and received responses to questions that the Audit Committee believes are particularly relevant to its oversight. These questions included (i) whether there were any significant accounting judgments made by management in preparing the financial statements; (ii) whether, based on the auditors’ experience and their knowledge of the Company, the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements; and (iii) whether, based on their experience and their knowledge of the Company, they believe the Company has implemented internal controls and internal audit procedures that are appropriate for the Company.

The Audit Committee discussed with PwC US the matters required to be discussed by AU Section 380, “Communication with Audit Committee,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee also reviewed the written disclosures and the letter from PwC US required by applicable rules of the Public Company Accounting Oversight Board regarding accountants’ communications with audit committees concerning independence and has discussed with PwC US their independence, and concluded that the nonaudit services performed by PwC US are compatible with maintaining their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports, and (ii) the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and perform an audit and express an opinion on the effectiveness of internal control over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, filed with the SEC on December 8, 2011.

AUDIT COMMITTEE
GARRETT E. PIERCE, CHAIRMAN
MACDONELL ROEHM, JR.
BARRY WAITE

AUDIT AND RELATED FEES

For the fiscal years ended October 1, 2011 and October 2, 2010, PwC US billed the approximate fees set forth below:

	2011	2010
Audit Fees	$1,342,000	$1,091,500
Audit-Related Fees	10,000	10,000
Tax Fees	10,000	—
All Other Fees	2,500	145,287

Audit Fees

The aggregate fees billed to the Company by PwC US for the performance of the integrated audit of the Company’s fiscal 2011 consolidated financial statements and internal control over financial reporting as of October 1, 2011, and assistance and review of documents filed with the SEC, including the issuance of consents, during fiscal 2010 was $1,342,000. The aggregate fees billed to the Company by PwC US for the performance of the integrated audit of the Company’s fiscal 2010 consolidated financial statements and internal control over financial reporting as of October 2, 2010, and assistance and review of documents filed with the SEC, including the issuance of consents, during fiscal 2010 was $1,091,500.

Audit-Related Fees

The aggregate fees billed to the PwC US for assurance and audit-related services during fiscal 2011 and 2010 were $10,000 in each fiscal year. Audit-related fees for fiscal 2011 and 2011 were primarily related to an agreed-upon procedures report.

Tax Fees

The aggregate fees billed to the Company by PwC US for tax services during fiscal 2011 was $10,000. Tax fees for fiscal 2011 were related to tax return preparation for one of the Company’s subsidiaries.

All Other Fees

The aggregate fees billed to the Company by PwC US for all other services during fiscal 2011 and 2010 were $2,500 and $145,287, respectively. During fiscal 2011, such fees were primarily related to an accounting research software license. During fiscal 2010, such fees were primarily related to services provided to evaluate and benchmark the Company’s financial close process.

The Audit Committee has determined that the services provided by PwC US as set forth herein are compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless, (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. No fees were paid to the Company’s independent registered public accounting firm in fiscal 2011 that were not pre-approved in accordance with the Audit Committee’s policies and procedures.

SHAREHOLDER PROPOSALS

Proposals, including any nominations for director, which shareholders desire to have included in the Company’s proxy statement for the annual meeting of shareholders in 2013, pursuant to Exchange Act Regulation 14a-8, must be addressed to the Secretary of the Company and received by the Company on or before September 7, 2012 (at least 120 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting).

SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the annual meeting is November 21, 2012 (45 calendar days before the date the Company’s proxy statement is released to shareholders in connection with the previous year’s annual meeting). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the annual meeting.

OTHER MATTERS

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company personally or by written communication, telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket and clerical expenses.

Although the Company knows of no items of business which will be presented at the annual meeting other than those described herein, the proxies solicited by the board will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such date (which was November 15, 2011).

As permitted by the Exchange Act, the Company may choose to deliver only one copy of the Notice to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of such documents. Shareholders residing at the same address who currently receive multiple copies of the Notice, may request delivery of only one copy of the Notice by directing a notice to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling the Investor Relations Department at (215) 784-6000. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should also be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034 or by calling (215) 784-6000.

The Company, upon request, will furnish to record and beneficial holders of its common shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2011. Copies of exhibits to the Form 10-K also will be furnished upon request for a payment of a fee of $.50 per page. All requests should be directed to the Director of the Investor Relations Department of the Company at 1005 Virginia Drive, Fort Washington, Pennsylvania 19034.

Electronic copies of the Company’s fiscal 2011 Annual Report, Form 10-K and proxy statement will be available on the Company’s website at:

http://www.kns.com/investors/proxy

The Company is not including the information contained on its website as a part of, or incorporating it by reference into, this proxy statement.

By Order of the Board of Directors

SUSAN WATERS
Secretary

January 5, 2012

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39779-P18719-Z56853 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

KULICKE & SOFFA INDUSTRIES, INC.

The Board of Directors recommends a vote FOR the following proposals:

   Nominee

	For	Withhold
01. Mr. Brian Bachman	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report With Form 10K are available at www.proxyvote.com.

M39780-P18719-Z56853

KULICKE & SOFFA INDUSTRIES, INC.
Annual Meeting of Shareholders
February 14, 2012 4:30 PM

This proxy is solicited on behalf of the Board of Directors

The shareholders hereby appoint Jonathan H. Chou and Lester A. Wong, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kulicke and Soffa Industries Inc. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 4:30 p.m., Singapore Time on February 14, 2012, at Kulicke & Soffa Industries, Inc., 6 Serangoon North, Avenue 5, #03-16, Singapore 554910, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the Shareholders. If no such directions are made, this proxy will be voted "FOR" the election of the nominee listed on the reverse side in Proposal 1 for the Board of Directors; and "FOR" Proposals 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side